As filed with the Securities and Exchange Commission on July 22, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IAMGOLD CORPORATION

(Exact Name of Registrant as specified in Its Charter)

Canada	1040	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number (if Applicable))	(I.R.S. Employer Identification No. (if Applicable))

401 Bay Street, Suite 3200, P.O. Box 153, Toronto, Ontario M5H 2Y4

(416) 360-4710

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036

Telephone: (800) 927-9800

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent For Service in the United States)

Copies to:

Jeffery Snow Timothy Bradburn IAMGOLD Corporation 401 Bay Street, Suite 3200 P.O. Box 153 Toronto, Ontario M5H 2Y4 Canada (416) 360-4710	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 P.O. Box 226 Toronto, Ontario M5K 1J3 Canada (416) 504-0520	Aaron Atkinson Alex Nikolic Fasken Martineau DuMoulin LLP 333 Bay Street, Suite 2400 Bay Adelaide Centre Box 20 Toronto, Ontario M5H 2T6 Canada (416) 366-8381

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal Jurisdiction Regulating This Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒ At some future date (check the appropriate box below).
	1.	☐ Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐ Pursuant to Rule 467(b) on (date) at (time) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐ Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒ After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee(2)(3)
Common Shares
First Preference Shares
Second Preference Shares
Debt Securities
Subscription Receipts
Warrants to Purchase Common Shares
Warrants to Purchase First Preference Shares
Warrants to Purchase Second Preference Shares
Warrants to Purchase Debt Securities
Total	—	$—	$—

(1)	There are being registered hereunder an indeterminate number of Common Shares, First Preference Shares, Second Preference Shares, Debt Securities, Subscription Receipts, Warrants to Purchase Common Shares, Warrants to Purchase First Preference Shares, Warrants to Purchase Second Preference Shares and Warrants to Purchase Debt Securities (collectively, the “Securities”) of IAMGOLD Corporation (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	This amount represents US$1,000,000,000 of Securities to be registered hereunder less US$1,000,000,000 of Securities previously registered pursuant to a registration statement on Form F-10 (File No. 333-175246) (the “Initial Registration Statement”) included in the prospectus that forms a part of this registration statement pursuant to Rule 429 under the Securities Act of 1933. Any Securities previously registered under the Initial Registration Statement and any Securities registered under this registration statement may be sold separately or as units.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the United States Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement also relates to the Initial Registration Statement, under which Securities with a proposed aggregate offering price of US$1,000,000,000 remain unsold as of the date hereof. Upon effectiveness, this registration statement shall constitute a post-effective amendment to the Initial Registration Statement, and such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Act.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JULY 22, 2013

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	July 22, 2013

IAMGOLD CORPORATION

U.S.$1,000,000,000

Common Shares

First Preference Shares

Second Preference Shares

Debt Securities

Warrants

Subscription Receipts

IAMGOLD Corporation (“IAMGOLD” or the “Corporation”) may offer and issue from time to time common shares of the Corporation (“Common Shares”), first preference shares of the Corporation (“First Preference Shares”), second preference shares of the Corporation (“Second Preference Shares”), debt securities (“Debt Securities”), warrants to purchase Common Shares, First Preference Shares, Second Preference Shares or Debt Securities (collectively “Warrants”), or subscription receipts (“Subscription Receipts”) (all of the foregoing collectively, the “Securities”) or any combination thereof for up to an aggregate initial offering price of U.S.$1,000,000,000 (or the equivalent thereof in other currencies) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus and in documents incorporated by reference in this Prospectus.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered; (ii) in the case of First Preference Shares and Second Preference Shares, the designation of the particular class and, if applicable, series, the number of First Preference Shares or Second Preference Shares offered, the offering price, whether the First Preference Shares or Second Preference Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction and any other terms specific to the First Preference Shares or Second Preference Shares being offered; (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, whether the debt is senior or subordinated to the Corporation’s other liabilities and obligations, whether the Debt Securities will be secured by any of the Corporation’s assets or guaranteed by any other person and any other terms specific to the Debt Securities being offered; (iv) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, First Preference Shares, Second Preference Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; and (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. federal funds rate.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which such Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in those jurisdictions. The Corporation may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “IMG” and on the New York Stock Exchange (the “NYSE”) under the symbol “IAG”. Unless otherwise specified in the applicable Prospectus Supplement, the First Preference Shares, the Second Preference Shares, the Debt Securities, the Warrants and the Subscription Receipts will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation. See “Risk Factors”.

The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario M5H 2Y4.

The Corporation is permitted to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. The Corporation prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. They may not be comparable to financial statements of United States companies.

Owning the Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable Prospectus Supplement.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Corporation is incorporated in Canada, most of its officers and directors and all of the experts named in this Prospectus are not residents of the United States, and all of its assets are located outside of the United States.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

Agent for Service of Process

Richard J. Hall, John T. Shaw and Timothy R. Snider, being directors of the Corporation, and Ian Glacken and John Hawxby, being authors of certain of the Corporation’s technical reports, reside outside of Canada. Although Messrs. Hall, Shaw, Snider, Glacken and Hawxby have appointed the Corporation at 401 Bay Street, Suite 3200, PO Box 153, Toronto, Ontario, M5H 2Y4, as their agents for service of process in Canada, it may not be possible for investors to enforce judgements obtained in Canada against any of Messrs. Hall, Shaw, Snider, Glacken and Hawxby.

- i -

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain information that may constitute “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995, respectively. Forward-looking statements are necessarily based on a number of estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies. All statements other than statements which are reporting results as well as statements of historical fact set forth or incorporated herein by reference, are forward-looking statements that may involve a number of known and unknown risks, uncertainties and other factors; many of which are beyond the Corporation’s ability to control or predict. Forward-looking statements include, without limitation, statements regarding strategic plans, future production, sales targets (including market share evolution in regard to niobium), cost estimates and anticipated financial results; potential mineralization and evaluation and evolution of mineral reserves and resources (including, but not limited to potential for further increases at the Rosebel, Essakane and Sadiola gold mines and at the Niobec niobium mine) and expected mine life; expected exploration results, future work programs, capital expenditures and objectives, evolution and economic performance of development projects including, but not limited to, the Westwood and Côté Gold projects and exploration budgets and targets; construction and production targets and timetables, as well as anticipated timing of grant of permits and governmental incentives; expected continuity of a favourable gold market; contractual commitments, royalty payments, litigation matters and measures of mitigating financial and operational risks; anticipated liabilities regarding site closure and employee benefits; continuous availability of required manpower; possible exercise of outstanding warrants; the integration or expansion of operations, technologies and personnel of acquired operations and properties and, more generally, continuous access to capital markets; and the Corporation’s global outlook and that of each of its mines. These statements relate to analysis and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements.

Statements concerning actual mineral reserves and mineral resources estimates are also deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the relevant project or property is developed, and in the case of mineral reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.

Forward-looking statements, which involve assumptions and describe the Corporation’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “continue”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “plan” or “project” or the negative of these words or other variations on these words or comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The following are some, but not all, of the important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements: hazards normally encountered in the mining business including unusual or unexpected geological formations, rock bursts, cave-ins, floods and other conditions; delays and repair costs resulting from equipment failure; changes to and differing interpretations of mining tax regimes in foreign jurisdictions; the market prices of gold, niobium and other minerals; past unprecedented events in global financial markets; past or future market events and conditions and the deterioration of general economic indicators; the ability of the Corporation to replace reserves depleted by production; over/underestimation of reserve and resource calculations; fluctuations in exchange rates of currencies; failure to obtain financing as and when required to fund exploration and development; default under the Corporation’s credit facility or senior unsecured notes due to a violation of covenants therein; failure to obtain financing to meet capital expenditure plans; risks associated with being a multinational company; differences between the assumption of fair value estimates with respect to the carrying amount of mineral interests (including goodwill) and actual fair values; inherent risks related to the use of derivative instruments; accuracy of mineral reserve and mineral resource estimates; uncertainties in the validity of mining interests and ability to acquire new properties and retain skilled and experienced employees; various risks and hazards beyond the Corporation’s control, many of which are not economically insurable; risks and hazards inherent to the mining industry, most of which are beyond the Corporation’s control; market prices and availability of commodities used by the Corporation in its operations; lack of infrastructure and other risks related to the geographical areas in which the Corporation carries out its operations; labour disruptions and other disruptions caused by mining accidents which may involve personal injury to or death of employees or contractors; health risks associated with the mining work force where the Corporation has operations, including Africa, Canada and Suriname; disruptions created by surrounding communities; need to comply with the extensive laws and regulations governing the environment, health and safety of the Corporation’s mining and processing operations and exploration activities; risks normally associated with any conduct of business in foreign countries including varying degrees of political and economic risk, which may include the possibility for political unrest and foreign military intervention; ability to obtain the required licenses and permits from various governmental authorities in order to exploit the Corporation’s properties; risks and expenses related to reclamation costs and related liabilities; continuously evolving legislation, such as the mining legislation where the Corporation has operations, including French Guiana, Burkina Faso and Canada, which may have unknown and negative impact on operations; risks normally associated with the conduct of joint ventures; inability to control standards of non-controlled assets; risk and unknown costs of litigation; undetected failures in internal controls over financial reporting; risks related to making acquisitions, including the integration of operations; risks related to the construction, development and start-up of the Westwood and Côté Gold project and potential further expansion activities at the Niobec niobium mine and the Essakane, Sadiola and Rosebel gold mines; the training of workers and the resettlement of local communities in connection with any proposed expansion of the Essakane Gold Mine; dependence on key personnel; and other related matters.

Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause results to differ from what is anticipated, estimated or intended. Those factors are described or referred to below, under the heading “Risk Factors” in this Prospectus, and under the heading “Risk Factors” in the annual information form (the “Annual Information Form”) of the Corporation dated March 25, 2013 for the year ended December 31, 2012 and under the heading “Risks and Uncertainties” in the management’s discussion and analysis of financial position and results of operation of the Corporation for the year ended December 31, 2012, both of which are incorporated herein by reference and are available on SEDAR at www.sedar.com. Past events in global financial and credit markets have resulted in high market and commodity price volatility and uncertainty in credit markets. These on-going events could impact forward-looking statements contained in this Prospectus and in the documents incorporated by reference in an unpredictable and possibly detrimental manner. Accordingly, readers should not place undue reliance on forward-looking statements. Forward-looking statements made in a document incorporated by reference in this Prospectus are made as at the date of the original document and have not been updated by the Corporation except as expressly provided for in this Prospectus. Except as required under applicable securities legislation, the Corporation undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL REPORTING STANDARDS

The disclosure in this Prospectus and documents incorporated herein by reference has been, and the disclosure in any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. As a result, information contained in this Prospectus and documents incorporated herein by reference, and any Prospectus Supplement, containing descriptions of the Corporation’s mineral properties or estimates of mineral reserves or resources is not comparable to similar information disclosed by U.S. companies in reports filed with the SEC. For example, the terms “measured mineral resources”, “indicated mineral resources”, “inferred mineral resources”, “proven mineral reserves” and “probable mineral reserves” are used in this Prospectus and documents incorporated herein by reference to comply with the reporting standards in Canada. While those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Under the rules and regulations of the SEC set forth in Industry Guide 7, a U.S. company may only disclose estimates of proven and probable mineral reserves, and may not disclose estimates of any classification of mineral resources. In addition, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that all or any part of the mineral deposits in these categories will ever be converted into mineral reserves. Any estimate of mineral reserves or resources has a great amount of uncertainty as to its existence, and great uncertainty as to its economic and legal feasibility with estimates of mineral resources having a greater degree of uncertainty. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a mineral reserve or mined. Further, in accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources, or inferred mineral resources in this Prospectus or the documents incorporated herein by reference is economically or legally mineable and will ever be classified as a reserve. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures.

FINANCIAL INFORMATION

The financial statements of the Corporation incorporated herein by reference and in any Prospectus Supplement are reported in United States dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts in this Prospectus and any Prospectus Supplement are or will be in United States dollars, unless otherwise indicated. All references to “$” or “U.S.$” refer to U.S. dollars and “C$ refers to Canadian dollars. On July 19, 2013, the noon spot rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was U.S.$1.00=C$1.0363 or C$1.00=U.S.$0.9650.

The following table sets forth, for each of the years indicated, the high, low, closing and average noon spot rates for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada.

	2012	2011	2010
High	1.04	1.07	1.08
Low	0.96	0.94	0.99
Closing	0.99	1.02	0.99
Average	1.00	0.99	1.03

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the Annual Information Form for the year ended December 31, 2012;

(b)	the audited consolidated balance sheets as at December 31, 2012 and 2011 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, together with the Report of Independent Registered Public Accounting Firm thereon and the notes thereto;

(c)	management’s discussion and analysis of financial position and results of operations of the Corporation for the year ended December 31, 2012;

(d)	the unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2013 and 2012, together with the notes thereto;

(e)	management’s discussion and analysis of financial position and results of operations of the Corporation for the three months ended March 31, 2013; and

(f)	the management information circular dated April 15, 2013 and filed on April 22, 2013 of the Corporation prepared in connection with the annual and special meeting of shareholders of the Corporation held on May 21, 2013.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and all Prospectus Supplements disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada and during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. In addition, any similar documents filed on 40-F with or, (if and to the extent expressly provided) furnished on Form 6-K to the SEC after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part, and incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and the readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual consolidated financial statements being filed by the Corporation with the applicable securities commissions or similar regulatory authorities during the duration that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the accompanying management’s discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of the financial year of the Corporation in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the duration that this Prospectus is effective, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Corporation with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated or deemed to be incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of IAMGOLD Corporation, at 401 Bay Street, Suite 3200, Toronto, Ontario M5H 2Y4, Telephone (416) 360-4710, and are also available electronically at www.sedar.com and www.sec.gov.

The Corporation is not making an offer of the Securities in any jurisdiction where the offer is not permitted. It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.

AVAILABLE INFORMATION

The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

The Corporation has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Corporation is subject to the information requirements of the U.S. Securities Exchange Act of 1934 and applicable Canadian securities legislation, and in accordance therewith files, reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act of 1934. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.

Investors may read any document that the Corporation has filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

THE CORPORATION

IAMGOLD is a corporation governed by the Canada Business Corporations Act. The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario, Canada M5H 2Y4. The Corporation’s telephone number is (416) 360-4710 and its website address is www.iamgold.com.

The Corporation is engaged primarily in the exploration for, and the development and production of, mineral resource properties throughout the world. Through its holdings, the Corporation has interests in various operations and exploration properties as well as various royalty interests on mineral resource properties, including a property that produces diamonds. The following chart illustrates certain subsidiaries of the Corporation, together with the jurisdiction of incorporation of each such subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by the Corporation, and the material mineral projects of the Corporation held through such subsidiaries and the percentage of ownership interest that the relevant subsidiary of the Corporation has in such material mineral projects.

Other property interests of the Corporation include a 1% royalty on the Diavik diamond property located in the Northwest Territories, Canada.

The Corporation is the operator of the Rosebel, Essakane, Niobec, and Mouska mines and the owner of the Westwood and Côté Gold projects.

As used in this Prospectus, except as otherwise required by the context, reference to “IAMGOLD” or the “Corporation” means IAMGOLD Corporation and its subsidiaries. Further information regarding the business of the Corporation, its operations and its mineral properties can be found in the Annual Information Form and other documents incorporated herein by reference.

Recent Developments

In April, 2013 the National Assembly of the Republic of Suriname approved an agreement between the Corporation and the Government of Suriname which will extend and amend certain provisions of the existing mineral agreement regarding IAMGOLD’s Rosebel mine in Suriname. Among other things, the agreement contemplates the creation of a new entity (70% of which is owned by IAMGOLD and 30% of which is owned by the Government) into which exploration properties within a 45 kilometre radius of Rosebel may be vended. Ore from the new entity that is processed at Rosebel will benefit from reduced energy rates. Subsequent to the approval of this agreement, there have been positive discussions with the Government to address the cost of current power usage.

CONSOLIDATED CAPITALIZATION

There has been no material change in the share and loan capital of the Corporation, on a consolidated basis, since the date of the unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2013, which are incorporated by reference in this Prospectus.

DESCRIPTION OF EXISTING INDEBTEDNESS

Credit Facilities

The Corporation entered into an amended and restated credit agreement (“2012 Amended Credit Facility”) on February 22, 2012 with a syndicate of financial institutions (collectively the “Lenders”’) led by certain Canadian chartered banks, which amends and restates the credit agreement entered into on April 15, 2008 providing for a revolving facility of $140 million that was subsequently amended and restated on March 24, 2010 to increase the revolving facility to $350 million. The 2012 Amended Credit Facility provides for an unsecured revolving bank credit facility of up to $500 million U.S. dollar or Canadian dollar equivalents. The purpose of the 2012 Amended Credit Facility remains to finance general corporate requirements of the Corporation and permitted acquisitions. The 2012 Amended Credit Facility matures and all indebtedness thereunder is due and payable on February 22, 2016. The Corporation, with the consent of the Lenders representing greater than 66 2/3% of the aggregate commitments under the 2012 Amended Credit Facility, has the option to extend the term of the facility. The Corporation must replace or cancel the commitments of any of the Lenders who do not consent to such an extension.

Advances under the 2012 Amended Credit Facility are available in U.S. dollars and Canadian dollars and bear interest at rates calculated with respect to certain financial ratios of the Corporation and vary in accordance with borrowing rates in Canada and the United States. The Lenders are each paid a standby fee on the undrawn portion of the 2012 Amended Credit Facility, which fee also depends on certain financial ratios of the Corporation. Payment and performance of the Corporation’s obligations under the facility continue to be guaranteed by certain of the subsidiaries of the Corporation (collectively with the Corporation, the “Obligors”). Generally, previous security including pledges by the Obligors of all of their equity interests in each of the other Obligors (other than the Corporation) and a pledge by the Obligors of their bank accounts, investment accounts, bullion accounts and certain debt obligations have been eliminated. The 2012 Amended Credit Facility includes certain covenants relating to the operations and activities of the Obligors including, among others, restrictions with respect to indebtedness, distributions, entering into derivative transactions, disposition of material assets, mergers and acquisitions as well as covenants to maintain certain financial ratios and a tangible net worth of not less than the aggregate of $2,250 million plus 50% of the Corporation’s consolidated net income for the fiscal year ending December 31, 2011 and each subsequent fiscal year (excluding any period in which net income is a loss), plus 50% of the proceeds of equity issuances or contributions after December 31, 2011. The 2012 Amended Credit Facility also includes typical events of default, including any change of control of the Corporation.

As at July 22, 2013, there were no funds drawn under the 2012 Amended Credit Facility.

On February 22, 2012, the Corporation entered into an amended and restated credit agreement (“2012 Letter of Credit Facility”) with a Canadian chartered bank (the “LC Lender”) amending and restating its previous $50 million facility with a revolving facility of $75 million. The purpose of the 2012 Letter of Credit Facility is to provide letters of credit as security in respect of obligations the Corporation may have for certain of its asset retirement obligations. The 2012 Letter of Credit Facility matures and all indebtedness thereunder is due and payable on April 22, 2013, with a provision to extend the maturity date by one year. The 2012 Letter of Credit Facility was extend until April 22, 2014. The Corporation must replace or cancel the commitments of the lender if it does not consent to such an extension.

The LC Lender is paid a standby fee on the undrawn portion of the 2012 Letter of Credit Facility. Payment and performance of the Corporation’s obligations under the facility are guaranteed by a performance security guarantee as underwritten by the Economic Development Canada. The 2012 Letter of Credit Facility includes typical events of default, including any change of control of the Corporation.

As at July 22, 2013, the Corporation had letters of credit in the amount of $69.5 million issued under the 2012 Letter of Credit Facility.

On February 22, 2012, Niobec Inc., a wholly-owned subsidiary of the Corporation, entered into a four-year $250 million unsecured revolving credit facility (the “2012 Niobec Credit Facility”) to be used for general corporate requirements including working capital requirements and expansion of existing facilities of Niobec Inc. Advances under the 2012 Niobec Credit Facility are available in U.S. dollars and Canadian dollars and bear interest at rates calculated with respect to certain financial ratios of the Corporation and vary in accordance with borrowing rates in Canada and the United States. This credit facility is guaranteed by the Corporation and some of the Corporation’s subsidiaries. The maturity date of the 2012 Niobec Credit Facility is February 22, 2016 with a provision to extend the maturity date for a period of one year.

As at July 22, 2013, there were no funds drawn under the Niobec Credit Facility.

Senior Unsecured Notes

On September 21, 2012, the Corporation issued at face value $650 million of senior unsecured notes (“Notes”). The Notes are denominated in U.S. dollars, mature and become due and payable on October 1, 2020, and bear interest at the rate of 6.75% per annum. Interest is payable in arrears in equal semi-annual installments on April 1 and October 1 of each year commencing in 2013. The Notes are guaranteed by certain of the Corporation’s subsidiaries.

Except as noted below, the Notes are not redeemable, in whole or part, by the Corporation until October 1, 2016. On and after October 1, 2016, the Corporation may redeem the Notes, in whole or in part, at the relevant redemption price (expressed as a percentage of the principal amount of the Notes) and accrued and unpaid interest on the Notes up to the redemption date. The redemption price for the Notes during the 12 month period beginning on October 1 of each of the following years is: 2016 – 103.375%; 2017 – 101.688%; and 2018 and thereafter – 100%.

Prior to October 1, 2016, the Corporation may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes plus a “make-whole” premium for accrued and unpaid interest.

Prior to October 1, 2015 using the cash proceeds from an equity offering the Corporation may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 106.750% of the aggregate principal amount thereof, plus accrued and unpaid interest up to the redemption date.

EARNINGS COVERAGE RATIOS

The following consolidated earnings coverage ratios have been calculated for the year ended December 31, 2012 and the twelve months ended March 31, 2013 and give effect to all long-term financial liabilities of the Corporation and the repayment, redemption or retirement thereof since such dates. The earnings coverage ratios set forth below do not purport to be indicative of earnings coverage ratios for any future periods. The earnings coverage ratios and the interest requirements do not give effect to the issuance of any Debt Securities, First Preference Shares or Second Preference Shares that may be issued pursuant to any Prospectus Supplement since the aggregate principal amounts and the terms of such Debt Securities, First Preference Shares or Second Preference Shares are not presently known.

	Year Ended December 31, 2012	Twelve Months Ended March 31, 2013
Interest requirements	$18.5 million	$23.8 million
Dividends declared	$94.1 million	$94.1 million
Earnings before interest expense and taxes	$587.8 million	$468.9 million
Earnings coverage	31.8	19.7

If the Corporation offers any Debt Securities having a term to maturity in excess of one year or any First Preference Shares or Second Preference Shares under a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities, First Preference Shares or Second Preference Shares, as applicable.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of Securities for cash will be used for general corporate purposes, including funding ongoing operation and/or capital requirements, reducing the level of indebtedness outstanding from time to time, discretionary capital programs and potential future acquisitions. Each Prospectus Supplement will contain specific information, if any, concerning the use of proceeds from that sale of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Corporation’s funds, unless otherwise stated in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities, separately or together, to or through underwriters or dealers purchasing as principals for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Corporation from the sale of the Securities. A Prospectus Supplement may provide that the Securities sold thereunder will be “flow-through” securities. In addition, Securities may be offered and issued in consideration for the acquisition (an “Acquisition”) of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44,102 – Shelf Distributions, including sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the U.S. Securities Act of 1933 and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities or other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions intended to maintain or stabilize the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter or dealer involved in an “at-the-market distribution”, as defined under applicable Canadian securities legislation, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

In connection with an Acquisition, Securities may be offered and issued at a deemed price or deemed prices determined either when the terms of the Acquisition are tentatively or finally agreed to, when the Acquisition is completed, when the Corporation issues the Securities or during some other negotiated period.

DESCRIPTION OF SHARE CAPITAL

The Corporation is authorized to issue an unlimited number of First Preference Shares, issuable in series, an unlimited number of Second Preference Shares, issuable in series, and an unlimited number of Common Shares, of which 376,564,304 Common Shares and no First Preference Shares or Second Preference Shares were issued and outstanding as at July 19, 2013.

Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof, subject to the prior rights of the holders of the First Preference Shares and the Second Preference Shares, to receive any dividends declared by the directors of the Corporation and the remaining property of the Corporation upon dissolution.

The First Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the First Preference Shares of each series. The First Preference Shares rank prior to the Second Preference Shares and the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of First Preference Shares are entitled by law to vote as a class, the holders of First Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of First Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the First Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the First Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the First Preference Shares or any series thereof.

The Second Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the Second Preference Shares of each series. The Second Preference Shares rank junior to the First Preference Shares and prior to the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of Second Preference Shares are entitled by law to vote as a class, the holders of Second Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of Second Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the Second Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the Second Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the Second Preference Shares or any series thereof.

DIVIDEND POLICY

The Corporation maintains a dividend policy with the timing, payment and amount of dividends paid by the Corporation to shareholders of the Corporation to be determined by the directors of the Corporation from time to time based upon, among other things, the cash flow, results of operations and financial condition of the Corporation, the need for funds to finance ongoing operations and development, exploration and capital projects and such other business considerations as the directors of the Corporation may consider relevant. In 2012 the semi-annual dividend declared was $0.125 per Common Share, the semi-annual dividend declared in June 2011 was $0.10 per Common Share and in December 2011 the semi-annual dividend declared was $0.125 per Common Share and in 2010, the annual dividend declared was $0.08 per Common Share. On June 4, 2013, the Corporation declared a semi-annual dividend of $0.125 per Common Share payable on July 12, 2013. The 2012 Amended Credit Facility and the Notes both contain covenants that restrict the ability of the Corporation to declare or pay dividends if a default under the 2012 Amended Credit Facility or the Notes, as applicable, has occurred and is continuing or would result from the declaration or payment of the dividend.

DESCRIPTION OF DEBT SECURITIES

In this section describing the Debt Securities, the terms “Corporation” and “IAMGOLD” refer only to IAMGOLD Corporation without any of its subsidiaries. This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement.

The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between IAMGOLD and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part. The description of certain provisions of the Indenture in this section is not intended to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture.

The Corporation may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture does not limit the aggregate principal amount of Debt Securities which the Corporation may issue under the Indenture and does not limit the amount of other indebtedness that the Corporation may incur. The Indenture provides that the Corporation may issue Debt Securities from time to time in one or more series which may be denominated and payable in U.S. dollars, Canadian dollars or any other currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits the Corporation, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities the Corporation has previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement (the “Offered Securities”):

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the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

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the rate or rates (whether fixed or variable) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities that are in registered form;

•	the terms and conditions under which the Corporation may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which the Corporation may redeem the Offered Securities, in whole or in part, at its option;

•	the covenants applicable to the Offered Securities;

•	the terms and conditions for any conversion or exchange of the Offered Securities for any other securities;

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whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

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the denominations in which registered Offered Securities will be issuable, if other than denominations of $2,000 and integral multiples of $1,000 and the denominations in which bearer Offered Securities will be issuable, if other than $5,000;

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each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under the heading “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

•	if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which the Corporation will make payments on the Offered Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

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any other terms of the Offered Securities which apply solely to the Offered Securities, or terms described herein as generally applicable to the Debt Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

•	holders may not tender Debt Securities to the Corporation for repurchase; and

•	the rate or rates of interest on the Debt Securities will not increase if the Corporation becomes involved in a highly leveraged transaction or the Corporation is acquired by another entity.

The Corporation may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, the Corporation may offer and sell those Debt Securities at a discount below their stated principal amount. The Corporation will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by the Corporation will be direct, unconditional and unsecured obligations of the Corporation and will rank equally among themselves and with all of the Corporation’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by the Corporation will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of the Corporation’s subsidiaries. The Corporation will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will issue Debt Securities only in fully registered form without coupons, and in denominations of $2,000 and integral multiples of $1,000. Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner to be set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. The Corporation may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. The Corporation will appoint the Trustee as security registrar. Bearer Debt Securities and the coupons applicable to bearer Debt Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that the Corporation may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register, or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will pay any interest due on registered Debt Securities to the persons in whose name such registered Securities are registered on the day or days specified in the applicable Prospectus Supplement.

Registered Global Securities

Unless otherwise indicated in the applicable Prospectus Supplement, Registered Debt Securities of a series will be issued in global form that will be deposited with, or on behalf of, a depositary (the “Depositary”)

identified in the Prospectus Supplement. Global Securities will be registered in the name of the Depositary, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

The Corporation’s obligations under the Indenture, as well as the obligations of the Trustee and those of any third parties employed by the Corporation or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once the Corporation makes payment to the registered holder, the Corporation has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when Debt Securities are issued in the form of Global Securities:

•	the investor cannot have Debt Securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities;

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the investor must look to his or her own bank, brokerage firm or other financial institution for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

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the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

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the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security; the Corporation and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security; the Corporation and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank, brokerage firm or other financial institution. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in Debt Securities transferred into their own names, so that they will be registered holders of the Debt Securities represented by each Global Security.

The special situations for termination of a Global Security are:

•	when the Depositary notifies the Corporation that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

•	when and if the Corporation decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not the Corporation or the Trustee) will be responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

Unless otherwise indicated in the applicable Prospectus Supplement, the term “Event of Default” with respect to Debt Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Debt Security of that series at its Maturity;

(b)	default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment, when the same become due by the terms of the Debt Securities of that series;

(d)	default in the performance, or breach, of any other covenant or agreement of the Corporation in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice thereof to the Corporation by the Trustee or the holders of at least 25 per cent in principal amount of all outstanding Debt Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other event of default provided with respect to the Debt Securities of that series.

If an Event of Default occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25 per cent in principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series or all series affected (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series or of all series affected (or of all series, as the case may be), by written notice to the Corporation and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

Other than its duties in the case of an Event of Default, the Trustee will not be obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

No holder of a Debt Security of any series will have any right to institute any proceedings, unless:

•	such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

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the holders of at least 25 per cent in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

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the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Debt Security on or after the applicable due date of such payment.

The Corporation will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

In this section, the term “defeasance” means discharge from some or all of the Corporation’s obligations under the Indenture with respect to Debt Securities of a particular series. Unless otherwise stated in the applicable Prospectus Supplement, if the Corporation deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at its option:

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the Corporation will be discharged from its obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•	the Corporation will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

Unless otherwise stated in the applicable Prospectus Supplement, to exercise defeasance the Corporation also must deliver to the Trustee:

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an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•

an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial income tax purposes and that holders of the Debt Securities of that series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and the Corporation cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow the Corporation to be discharged from all of its obligations under the Debt Securities of any series, the Corporation must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications and Waivers

The Corporation may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment; provided, however, unless otherwise stated in the applicable Prospectus Supplement, that the Corporation will be required to receive consent from the holder of each outstanding Debt Security of such affected series to:

•	change the stated maturity of the principal of, or interest on, such outstanding Debt Security;

•	reduce the principal amount of or interest on such outstanding Debt Security;

•	reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

•	change the place or currency of payments on such outstanding Debt Security;

•

reduce the percentage in principal amount of outstanding Debt Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•	modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Debt Securities of any series or of the affected series may waive the Corporation’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Debt Security or in respect of any item listed above.

The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency, comply with applicable law or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Debt Securities.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation will irrevocably appoint an authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Securities or the Indenture that may be instituted in any United States federal or New York state court located in The City of New York, and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since all of the assets of the Corporation are outside the United States, any judgment obtained in the United States against the Corporation would need to be satisfied by seeking enforcement of such judgment in a court located outside of the United States from the Corporation’s assets. The Corporation has been advised by its Canadian counsel, Fasken Martineau DuMoulin LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Trustee

The Trustee under the Indenture or its affiliates may provide banking and other services to the Corporation in the ordinary course of their business.

The Indenture will contain certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains the Corporation’s creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Corporation. If the Trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the Trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

The Corporation may issue Warrants to purchase Common Shares, First Preference Shares, Second Preference Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.

Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.

Notwithstanding the foregoing, the Corporation will not offer Warrants for sale separately to any member of the public in Canada unless the offering of such Warrants is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.

The Prospectus Supplement relating to any Warrants the Corporation offers will describe the Warrants and the specific terms relating to the offering. The description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the designation, number and terms of the Common Shares, First Preference Shares, Second Preference Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•	if the Warrants are issued as a unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Corporation may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Corporation may issue Subscription Receipts, separately or together, with Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that may be offered by the Corporation pursuant to this Prospectus.

The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by the Corporation with securities regulatory authorities in Canada and the United States after it has been entered into by the Corporation. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered and whether the price is payable in instalments;

•

conditions to the exchange of Subscription Receipts into Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants;

•	the number of Common Shares, First Preference Shares, Second Preference Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of subscription receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities subject to the Subscription Receipts.

Under the subscription receipt agreement, a Canadian purchaser of Subscription Receipts will have a contractual right of rescission following the issuance of Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, if this Prospectus, the applicable Prospectus Supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the Subscription Receipts are issued. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

PRIOR SALES

During the 12 month period before the date of this Prospectus, the Corporation has issued Common Shares and securities convertible into Common Shares as follows:

Date of Issue/Grant	Price per Security	Number of Securities
	(C$)
Common Shares
July 31, 2012	$6.40	1,000	(1)
August 8, 2012	$11.22	15,500	(2)
August 8, 2012	$11.22	9,500	(3)
August 13, 2012	$11.18	6,000	(3)
August 21, 2012	$7.41	875	(1)
August 28, 2012	$6.40	46,250	(1)
September 6, 2012	$11.59	1,334	(1)
September 11, 2012	$6.40	7,500	(1)
September 11, 2012	$11.59	6,667	(1)
September 17, 2012	$6.17	2,500	(1)
September 18, 2012	$6.40	5,750	(1)
September 18, 2012	$11.59	10,000	(1)
September 19, 2012	$6.40	3,000	(1)
September 20, 2012	$8.69	150,000	(1)
September 20, 2012	$8.98	5,000	(1)
September 21, 2012	$11.59	11,667	(1)
September 24, 2012	$13.80	9,625	(1)
September 26, 2012	$11.59	10,168	(1)
September 27, 2012	$8.33	42,000	(1)
September 27, 2012	$6.40	7,500	(1)
September 27, 2012	$11.59	1,334	(1)
September 27, 2012	$13.80	625	(1)
October 2, 2012	$8.50	5,000	(1)
October 4, 2012	$6.40	1,250	(1)
October 4, 2012	$13.80	2,500	(1)
October 19, 2012	$6.40	1,250	(1)
November 1, 2012	$6.40	1,250	(1)

Date of Issue/Grant	Price per Security		Number of Securities
	(C$)
November 12, 2012	$15.08		13,000	(2)
November 16, 2012	$11.59		2,000	(1)
November 23, 2012	$6.40		7,500	(1)
November 28, 2012	$6.40		2,500	(1)
December 10, 2012	$7.35		20,000	(1)
December 18, 2012	$11.35		2,600	(2)
December 20, 2012	$7.35		6,000	(1)
December 21, 2012	$7.35		20,000	(1)
January 1, 2013	$11.41		49,080	(2)
January 2, 2013	$12.35		11,736	(4)
January 2, 2013	$11.63		3,000	(2)
January 7, 2013	$12.35		5,868	(4)
January 17, 2013	$6.40		5,000	(1)
February 11, 2013	$6.40		1,500	(1)
February 20, 2013	$7.57		586,037	(2)
February 20, 2013	$7.57		209,041	(3)
February 21, 2013	$6.40		2,000	(1)
March 21, 2013	$7.34		4,000	(2)
March 26, 2013	$6.40		1,250	(1)
April 1, 2013	$7.22		3,000	(2)
Options to Purchase Common Shares
August 17, 2012	$11.85	(5)	85,000
September 13, 2012	$14.24	(5)	30,000
November 19, 2012	$11.83	(5)	30,000
December 18, 2012	$11.47	(5)	10,000
January 2, 2013	$11.63	(5)	15,000
February 26, 2013	$7.68	(5)	2,003,927
May 13, 2013	$5.74	(5)	10,000

Notes:

(1)	Issued upon exercise of previously granted options to purchase Common Shares.
(2)	On August 8, 2012, 15,500 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On November 12, 2012, 13,000 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On December 18, 2012, 2,600 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On January 1, 2013, 49,080 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On January 2, 2013, 3,000 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On February 20, 2013, 586,037 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On March 21, 2013, 4,000 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation. On April 1, 2013, 3,000 Common Shares were awarded under the restricted share units comprising part of the share incentive plan of the Corporation.
(3)	On August 8, 2012, 9,500 Common Shares were awarded under the performance share units comprising part of the share incentive plan of the Corporation. On August 13, 2012, 6,000 Common Shares were awarded under the performance share units comprising part of the share incentive plan of the Corporation. On February 20, 2013, 209,041 Common Shares were awarded under the performance share units comprising part of the share incentive plan of the Corporation.

(4)	On January 2, 2013, 11,736 Common Shares were issued in satisfaction of awards granted under the restricted share units comprising part of the share incentive plan of the corporation. On January 7, 2013, 5,868 Common Shares were issued in satisfaction of awards granted under the restricted share units comprising part of the share incentive plan of the corporation.
(5)	This is the exercise price per Common Share of the options to purchase Common Shares granted under the stock option plan comprising part of the share incentive plan of the Corporation

TRADING PRICE AND VOLUME

The principal market on which the Common Shares trade is the TSX. The Common Shares also trade on the NYSE.

The following tables set forth the reported high and low closing prices and the aggregate volume of trading of the Common Shares on the TSX and the NYSE for the periods indicated during the 12 month period before the date of this Prospectus:

TSX

Month	C$ High	C$ Low	Volume
July 2012	12.70	10.25	41,910,000
August 2012	13.18	10.45	58,910,000
September 2012	16.02	12.81	57,780,000
October 2012	16.45	14.82	52,510,000
November 2012	15.95	11.16	51,270,000
December 2012	11.90	10.47	50,720,000
January 2013	11.82	7.94	86,320,000
February 2013	8.84	6.88	63,360,000
March 2013	7.71	6.22	85,180,000
April 2013	7.39	4.72	96,470,000
May 2013	6.23	4.81	111,830,000
June 2013	5.78	4.00	75,470,000
July 2013 (to July 19, 2013)	4.99	4.08	47,334,364

The closing price of the Common Shares on the TSX on July 19, 2013 was C$4.86.

NYSE

Month	U.S.$ High	U.S.$ Low	Volume
July 2012	12.30	10.03	51,750,000
August 2012	13.29	10.42	56,830,000
September 2012	16.42	12.85	75,340,000
October 2012	16.88	15.05	56,670,000
November 2012	15.92	11.12	65,760,000
December 2012	11.97	10.58	56,500,000
January 2013	12.00	7.95	91,190,000
February 2013	8.87	6.68	82,200,000
March 2013	7.54	6.04	151,010,000
April 2013	7.27	4.60	166,190,000
May 2013	6.21	4.67	158,700,000
June 2013	5.65	3.81	141,410,000
July 2013 (to July 19, 2013)	4.82	3.85	74,471,466

The closing price of the Common Shares on the NYSE on July 19, 2013 was U.S.$4.69.

INTEREST OF EXPERTS

The following are the technical reports prepared in accordance with NI 43-101 from which certain technical information relating to the mineral projects of the Corporation contained in this Prospectus (including the documents incorporated herein by reference) was derived:

(a)	Rosebel Gold Mine – Gabriel Voicu prepared a report in accordance with NI 43-101 for IAMGOLD entitled “Rosebel Mine, Surinam NI 43-101 Technical Report” dated March 29, 2010.

(b)	Camp Caiman Project – Patrick Godin prepared a report in accordance with NI 43-101 for Cambior Inc. entitled “Cambior – Rapport Technique – Project Camp Caiman – Norme Canadienne 43-101” dated September 6, 2005.

(c)	Essakane Project – Louis Gignac (President, G Mining Services Inc.), Ian Glacken (Principal Consultant, Optiro Pty Ltd.), John Hawxby (formerly Senior Project Manager, GRD Minproc (Pty) Ltd., now known as AMEC GRD SA), Louis-Pierre Gignac (Senior Mining Engineer, G Mining Services Inc.), and Philip Bedell (Principal, Bedell Engineering Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “IAMGOLD Corporation: Updated Feasibility Study – Essakane Gold Project, Burkina Faso” dated March 3, 2009 (effective June 3, 2008).

(d)	Westwood Project – Réjean Sirois (Vice President of Geology and Resources, G Mining Services Inc.), Daniel Vallières (Manager, Underground Projects, IAMGOLD Corporation) and Pierre Pelletier (Vice President, Metallurgy, IAMGOLD Corporation) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “NI 43-101 Technical Report: Westwood Project, Québec, Canada” dated February 27, 2009.

(e)	Westwood Project – Patrice Simard (Head of Geology, Westwood Project), Armand Savoie (Responsible of Mineral Resources and Reserves, Westwood Project), Richard Morel (Project Manager and Responsible of Mineral Resources and Reserves, Westwood Project) and Réjean Sirois (Vice President of Geology and Resources, G Mining Services Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “NI 43-101 Technical Report: Westwood Project, Québec, Canada, Mineral Resources Report as of May 31, 2011” dated March 5, 2012.

(f)	Côté Gold Project – Jamie Lavigne (Associate Principal Geologist, Roscoe Postle Associates Inc) and William E. Roscoe (Consulting Geologist, Roscoe Postle Associates Inc) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “NI 43-101 Technical Report on the Côté Gold Project, Chester Township, Ontario, Canada” dated October 24, 2012.

(g)	Niobec Mine – Elzéar Belzile (Belzile Solutions Inc.) prepared a report in accordance with NI 43 101 for IAMGOLD entitled “NI 43-101 Technical Report for Niobec Mine, Québec, Canada” dated February 18, 2009.

(h)	Niobec Mine – Graham G. Clow (Principal Mining Engineer, Roscoe Postle Associates Inc), Bernard Salmon (Principal Consulting Geological Engineer, Roscoe Postle Associates Inc), Marc Lavigne (Senior Mining Engineer, Roscoe Postle Associates Inc), Barry McDonough (Senior Geologist, Roscoe Postle Associates Inc), Pierre Pelletier (Vice President, Metallurgy, IAMGOLD Corporation) and Daniel Vallières (Manager, Underground Projects, IAMGOLD Corporation) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “NI 43-101 Technical Report on Expansion Options at the Niobec Mine, Québec, Canada” dated June 17, 2011.

The qualified person responsible for the supervision of the preparation and review of the mineral reserve and mineral resource estimates for each of the mineral properties of the Corporation as set out in the Annual Information Form, which is incorporated by reference in this Prospectus, is Réjean Sirois, Vice President of Geology and Resources, G Mining Services Inc. Mr. Sirois is a “qualified person” for the purposes of NI 43-101 with respect to the mineralization being reported on. For the Mouska gold mine, Pierre Lévesque, Head of

Geology IAMGOLD, and Emilie Williams, Chief Engineer IAMGOLD, are the “qualified persons” for the purposes of NI 43-101 and are responsible for all mineral resource and mineral reserve estimates, as at December 31, 2012.

The aforementioned firms or persons each held less than one per cent of the outstanding securities of the Corporation, or of any associate or affiliate of the Corporation, when they prepared the reports, mineral reserve estimates, mineral resource estimates or technical information referred to, or following the preparation of such reports, mineral reserve estimates, mineral resource estimates or technical information, and either did not receive any or received less than a one per cent direct or indirect interest in any securities of the Corporation, or of any associate or affiliate of the Corporation, in connection with the preparation of such reports, mineral reserve estimates, mineral resource estimates or technical information.

None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently, or are expected to be elected, appointed or employed as, a director, officer or employee of the Corporation, or of any associate or affiliate of the Corporation, other than Daniel Vallières, Pierre Pelletier, Patrice Simard, Armand Savoie, Pierre Lévesque and Emilie Williams, who are employees of the Corporation.

KPMG LLP are the auditors of the Corporation and have confirmed they are independent with respect to the Corporation within the meaning of the relevant rules and related interpretation prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent accountants with respect to the Corporation under all relevant U.S. professional and regulatory standards.

LEGAL MATTERS

Certain legal matters relating to the offering of Securities hereunder will be passed upon on behalf of the Corporation by Fasken Martineau DuMoulin LLP with respect to Canadian legal matters and by Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to U.S. legal matters. At the date hereof, the partners and associates of Fasken Martineau DuMoulin LLP, as a group each beneficially own, directly or indirectly, less than one per cent of any outstanding securities of the Corporation or any associate or affiliate of the Corporation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are KPMG LLP, Chartered Accountants, through its offices at 333 Bay Street; Suite 4600, Toronto, Ontario M5H 2S5.

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada through its offices at 100 University Avenue, Toronto, Ontario M5J 2Y1.

RISK FACTORS

An investment in securities of the Corporation involves significant risks, which should be carefully considered by prospective investors before purchasing such securities. In addition to other information set out or incorporated by reference in this Prospectus, investors should carefully consider the risk factors set out below. Any one of such risk factors could materially affect the financial condition and/or the future operating results of the Corporation and could cause actual events to differ materially from those described in forward-looking statements relating to the Corporation.

Financial Risks

The Corporation’s earnings are directly related to the market prices for various minerals.

The Corporation’s revenues depend in part on the market prices for mine production from the Corporation’s producing properties. In 2012, approximately 83% of the Corporation’s revenues were attributable to gold sales. The gold market is highly volatile and is subject to various factors including political stability, general economic conditions, mine production and intent of governments who own significant above-ground reserves. Gold prices fluctuate widely and are affected by numerous factors beyond the Corporation’s control including central bank lending, sales and purchases of gold, producer hedging activities, expectations of inflation, the level of demand for gold as an investment, speculative trading, the relative exchange rate of the U.S. dollar with other major currencies, interest rates, global and regional demand, political and economic conditions and uncertainties, industrial and jewellery demand, production costs in major gold producing regions and worldwide production levels. The aggregate effect of these factors is impossible to predict with accuracy. In addition, the price of gold has, on occasion, been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may materially adversely affect the Corporation’s financial performance or results of operations. If the world market price of gold was to drop and the prices realized by the Corporation on gold sales were to decrease significantly and remain at such a level for any substantial period of time, the profitability of the Corporation and cash flow would be negatively affected. The world market price of gold has fluctuated widely during the last several years. If the market price of gold falls significantly from its current level, the mine development projects may be rendered uneconomic and the development of the mine projects may be suspended or delayed. The profitability and economic viability of the Corporation’s niobium producing property, the Niobec mine, is subject to market fluctuations in the price of niobium. The niobium market is characterized by a dominant producer whose actions may affect the price of niobium. The consequences of competitor actions could be loss of market share and significantly reduced margins and profitability.

Failure to generate sufficient cash flow from operations to fund the Corporation’s capital expenditure plans may result in a delay or indefinite postponement of exploration, development or production on any or all of the Corporation’s properties.

To fund growth, the Corporation may depend on securing the necessary capital through loans or other forms of permanent capital. The availability of this capital is subject to general economic conditions and lender and investor interest in the Corporation and its projects. The construction of mining facilities and commencement of mining operations, such as at the Westwood and Côté Gold projects in Canada, and the exploration and development of the Corporation’s properties, including continuing exploration projects around the world and expansion of the Essakane, Niobec, Rosebel and Sadiola mines, will require substantial capital expenditures. In addition, a portion of the Corporation’s activities is directed to the search for, and the development of, new mineral deposits.

The Corporation may be required to seek additional financing and continuation of the current financial arrangements with its lenders to maintain its capital expenditures at planned levels. The Corporation will also have additional capital requirements to the extent that it decides to expand its present operations and exploration activities or construct additional new mining and processing operations at any of its properties or take advantage of opportunities for acquisitions, joint ventures or other business opportunities that may arise. Financing may not be available when needed or, if available, may not be available on terms acceptable to the Corporation. Failure to obtain any financing necessary for the Corporation’s capital expenditure plans may result in a delay or indefinite postponement of exploration, development or production on any or all of the Corporation’s properties.

To finance future operations and development efforts, the Corporation expects to have sufficient cash flow from operations, but may raise funds through the disposition of noncore assets, project financing or other forms of indebtedness, or the issue of Common Shares of IAMGOLD or securities convertible into Common Shares of IAMGOLD, which would dilute the shareholdings of the then current shareholders.

To finance future operations and development efforts, the Corporation expects to have sufficient cash flow from operations, but may raise funds through project financing or other means. It is also examining various options to realize the full value of the Corporation’s joint venture interests in mines in West Africa and in its wholly-owned niobium mine in Québec, Canada.

The Corporation may also raise funds through the issue of Common Shares or the issue of securities convertible into Common Shares. The constating documents of the Corporation allow it to issue, among other things, an unlimited number of Common Shares for such consideration and on such terms and conditions as may be established by the directors of the Corporation, in many cases, without the approval of shareholders. The Corporation cannot predict the size of future issues of Common Shares or the issue of securities convertible into Common Shares of IAMGOLD or the effect, if any, that future issues and sales of the Corporation’s Common Shares will have on the market price of its Common Shares. Due to recent market volatility and the past devaluation of global stock markets, there may be an increased risk of dilution for existing shareholders should the Corporation need to issue additional Common Shares at a lower share price to meet its capital requirements. Any transaction involving the issue of previously authorized but unissued Common Shares or securities convertible into Common Shares would result in dilution, possibly substantial, to present and prospective holders of Common Shares.

Past events in global financial markets have had a profound impact on the global economy and the gold mining industry and this situation could adversely affect the Corporation’s growth prospects, profitability, access to financing, revenue, costs and enterprise value.

Past events in global financial markets have had a profound impact on the global economy. Many industries, including the gold mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, currency devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets and a lowering of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including, but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, interest rates and tax rates may adversely affect the Corporation’s growth and profitability. Specifically, a global credit and liquidity crisis could impact the cost and availability of financing and the Corporation’s overall liquidity; the volatility of gold prices impacts the Corporation’s revenues, profits and cash flow; volatile energy, commodity and consumables prices and currency exchange rates impact the Corporation’s production costs; and the devaluation and volatility of global stock markets impacts the valuation of the Corporation’s equity securities. These factors could have a material adverse effect on the Corporation’s financial condition and/or results of operations and enterprise value.

The Corporation’s system of internal controls over financial reporting may not detect or uncover all failures of persons within the Corporation to disclose material information required to be reported or fraudulent acts of a material nature.

The Corporation documented and tested, during its 2012 fiscal year, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management of the effectiveness of the Corporation’s internal control over financial reporting and an attestation report by the Corporation’s independent auditors addressing this assessment. The Corporation may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Corporation may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Corporation’s failure to satisfy the requirements of Section 404 of SOX on an ongoing and timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Corporation’s business and negatively impact the trading price of its Common Shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Corporation’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide the Corporation with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Corporation.

No evaluation can provide complete assurance that the Corporation’s internal control over financial reporting will detect or uncover all failures of persons within the Corporation to disclose material information required to be reported. The effectiveness of the Corporation’s control and procedures could also be limited by simple errors or faulty judgments. Accordingly, the Corporation’s management does not expect that its internal control over financial reporting will prevent or detect all errors and all fraud. In addition, as the Corporation continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Corporation continue to improve its internal controls over financial reporting. Although the Corporation intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, the Corporation cannot be certain that it will be successful in complying with Section 404 of SOX.

The Corporation operates in various countries around the world and is subject to the tax laws in each of those countries. The tax laws of each country are subject to differing interpretations and may be vulnerable to sudden changes.

Stability agreements are in place with the governments of Burkina Faso, Mali and Suriname to provide a reasonable measure of protection by stabilizing the tax laws applicable to mining projects. However, the Corporation’s interpretation and application of the stability agreement and the tax laws to its transactions and activities may not coincide with that of the regulatory authorities. In addition, a regulatory authority’s interpretation of the relevant provisions of the stability agreement and the applicable tax laws may change at any time. As a result, transactions may be challenged by regulatory authorities and the Corporation’s operations may be assessed, which could result in significant additional taxes, penalties and interest.

The Corporation may be required to pay additional taxes following tax audits.

The Corporation is subject to routine tax audits by various tax authorities. The most recent tax audit in Canada related to the fiscal years up to and including 2010. Future tax audits may result in additional tax and interest payments which would negatively affect our financial condition and operating results. Changes in tax rules and regulations or the interpretation of tax laws by the courts or the tax authorities may also have a substantial negative impact on the Corporation’s business.

The violation by the Corporation of covenants contained in the 2012 Amended Credit Facility, the 2012 Niobec Credit Facility and the 2012 Letter of Credit Facility (the “Credit Facilities”) may cause the Corporation to be in default under the terms of these facilities.

The 2012 Amended Credit Facility places certain limits on the Corporation, such as, on the Corporation’s ability to incur additional indebtedness, enter into derivative transactions, make investments in a business, or carry on business unrelated to mining, dispose of the Corporation’s material assets or, in certain circumstances, pay dividends. Further, the Credit Facilities require the Corporation to maintain specified financial ratios and meet financial condition covenants. Events beyond the Corporation’s control, including changes in general economic and business conditions, may affect the Corporation’s ability to satisfy these covenants, which could result in a default under the Credit Facilities. As at July 22, 2013, 2013, there were no funds drawn against the 2012 Amended Credit Facility or the 2012 Niobec Credit Facility, but $69.5 million in letters of credit were drawn against the 2012 Letter of Credit Facility. Depending on its cash position and cash requirements, the Corporation may draw on the 2012 Amended Credit Facility and the 2012 Niobec Credit Facility to fund part of the capital expenditures required in connection with its current development projects. If an event of default under the 2012 Amended Credit Facility or the 2012 Niobec Credit Facility occurs, the Corporation would be unable to draw down further on the 2012 Amended Credit Facility or the 2012 Niobec Credit Facility and the lenders could elect to declare all principal amounts outstanding thereunder at such time, together with accrued interest, to be immediately due. An event of default under the 2012 Amended Credit Facility or the 2012 Niobec Credit Facility may also give rise to an event of default under existing and future debt agreements and, in such event, the Corporation may not have sufficient funds to repay amounts owing under such agreements.

The Corporation’s significant amount of indebtedness following the issuance of the Notes could make it more difficult for the Corporation to satisfy its obligations to existing creditors or obtain additional financing and could also require the Corporation to dedicate cash flows toward debt repayment instead of other purposes.

Following the offering of the Corporation’s $650 million Notes in September 2012, the Corporation has a significant amount of indebtedness.

The high level of indebtedness could have important consequences to the holders of the Notes and other stakeholders, including: making it more difficult to satisfy obligations with respect to the Notes and other debt; limiting the ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or requiring the Corporation to make non-strategic divestitures; requiring a substantial portion of cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes; increasing the vulnerability to general adverse economic and industry conditions; exposing the Corporation to the risk of increased interest rates as borrowings under the 2012 Amended Credit Facility at variable rates of interest; limiting the flexibility in planning for and reacting to changes in the industry in which the Corporation competes; placing the Corporation at a disadvantage compared to other, less leveraged competitors who may be able to take advantage of opportunities that the Corporation’s indebtedness would prevent it from pursuing; and increasing the cost of borrowing.

In addition, the 2012 Amended Credit Facility and the indenture governing the Notes contain restrictive covenants that limit the Corporation’s ability to engage in activities that may be in its long-term best interest. The Corporation’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all its debt.

The Corporation may not be able to generate sufficient cash to service all of its indebtedness, including the Notes, and may be forced to take other actions to satisfy its obligations under such indebtedness, which may not be successful.

If the Corporation cannot make scheduled payments on its debt, it will be in default and holders of the Notes could declare all outstanding principal and interest to be due and payable, enabling lenders under the 2012 Amended Credit Facility to cancel their commitments to lend and causing a cross-acceleration or cross-default under certain of its other debt agreements, if any, and its other creditors could enforce or foreclose against the collateral securing its obligations and the Corporation could be forced into bankruptcy, receivership or liquidation.

The terms of the Corporation’s 2012 Amended Credit Facility restrict and the indenture governing the Notes will restrict the Corporation’s current and future operations, particularly its ability to respond to changes or to take certain actions. A breach by the Corporation of any of the covenants contained therein may negatively affect the Corporation.

A breach of the covenants under the 2012 Amended Credit Facility or the indenture governing the Notes or the Corporation’s other debt instruments from time to time could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt containing a cross-acceleration or cross-default provision which applies. In addition, an event of default under the 2012 Amended Credit Facility would permit the lenders thereunder to terminate all commitments to extend further credit under that facility. Furthermore, if the Corporation were unable to repay any amounts due and payable under the 2012 Amended Credit Facility, those lenders could proceed against the guarantees securing such indebtedness. In the event the Corporation’s lenders or noteholders accelerate the repayment of the Corporation’s borrowings, the Corporation may not have sufficient assets to repay that indebtedness. As a result of these restrictions, the Corporation may be:

•	limited in how it conducts its business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect the Corporation’s ability to grow in accordance with its strategy.

A lowering or withdrawal of the ratings assigned to the Corporation’s debt securities by rating agencies may increase its future borrowing costs and reduce its access to capital.

The Corporation’s debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in the Corporation’s credit ratings will generally affect the market value of the Notes. Credit ratings are not recommendations to purchase, hold or sell the Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure of the Notes.

Any future lowering of the Corporation’s ratings likely would make it more difficult or more expensive for the Corporation to obtain additional debt financing.

The Corporation estimates the recoverable amount of goodwill and non-financial assets using assumptions and if the carrying value of an asset is then determined to be greater than its actual recoverable amount, an impairment is recognized reducing the Corporation’s earnings.

The Corporation conducts annual impairment assessments, which are typically performed at December 31, of the values of goodwill and non-financial assets, including mining assets, exploration and evaluation assets and royalty interests. If the carrying amount of the asset or group of assets being tested is greater than its recoverable amount, an impairment loss is recorded in the given period.

The recoverable amount is determined based on the present value of estimated future cash flows from each long-lived asset, group of assets or cash generating units (“CGUs”), which are calculated based on numerous assumptions such as proven and probable reserves, resources when appropriate, estimates of real discount rates, net asset value multipliers, realizable metal prices, operating costs, capital and site restoration costs and estimated future foreign exchange rates. Management’s assumptions and estimate of future cash flows are subject to risk and uncertainties, particularly in market conditions where higher volatility exists, and may be partially or totally outside of the Corporation’s control. Therefore, it is reasonably possible that changes could occur with evolving economic conditions, which may affect the recoverability of the Corporation’s long-lived assets and goodwill. If the Corporation fails to achieve its valuation assumptions or if any of its long-lived assets or CGUs experiences a decline in its fair value, then this may result in an impairment charge in future periods, reducing the Corporation’s earnings.

Fluctuations in exchange rates of currencies directly impact the earnings of the Corporation.

Currency fluctuations may affect the revenues which the Corporation will realize from its operations since gold is sold in the world market in U.S. dollars. The costs of the Corporation are incurred principally in Canadian dollars, U.S. dollars, Euros and CFA francs. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the cost of gold production in U.S. dollar terms. While CFA francs currently have a fixed exchange rate to the Euro and are currently convertible into Canadian and U.S. dollars, they may not always have a fixed exchange rate or be convertible in the future.

The Corporation is affected by movements in interest rates.

The Corporation is affected by movements in interest rates. Interest payments under the 2012 Amended Credit Facility and the 2012 Niobec Credit Facility are subject to fluctuation based on changes to specified interest rates.

There are financial risks associated with being a multinational company.

The Corporation is a multinational company that conducts operations through mainly foreign subsidiaries, foreign companies and joint ventures, and a substantial portion of the assets of Corporation consist of equity in these entities. Accordingly, any limitations, or the perception of limitations, on transfer of cash or other assets between the parent company and these entities, or among these entities, could restrict the Corporation’s ability to fund its operations efficiently, or to repay its debts, and could impact negatively the value of the Corporation’s securities.

In addition, the Corporation expects to generate cash flow and profits at its foreign subsidiaries, and may need to repatriate funds from those subsidiaries to fulfill its business plans, in particular in relation to ongoing expenditures at the development assets. The Corporation may not be able to repatriate funds or have limited ability to repatriate funds from its foreign subsidiaries, or in the alternative, may incur tax payments or other costs when doing so, due to legal restrictions or tax requirements at local subsidiary levels or at the parent company level, which costs could be material.

The use of derivative instruments involves certain inherent risks including credit risk, market liquidity risk and unrealized mark-to-market risk.

While the Corporation generally does not employ hedge (or derivative) products in respect of mineral production, the Corporation may from time to time employ hedge (or derivative) products in respect of input costs such as fuel oil, aluminum, interest rates and/or currencies. Hedge (or derivative) products are generally used to manage the risks associated with, among other things, mineral price volatility, changes in commodity prices, interest rates, foreign currency exchange rates and energy prices. Where the Corporation holds such derivative positions, the Corporation will deliver into such arrangements in the prescribed manner. The use of derivative instruments involves certain inherent risks including: (a) credit risk – the risk of default on amounts owing to the Corporation by the counterparties with which the Corporation has entered into such transactions; (b) market liquidity risk – the risk that the Corporation has entered into a derivative position that cannot be closed out quickly, by either liquidating such derivative instrument or by establishing an offsetting position; and (c) unrealized mark-to-market risk – the risk that, in respect of certain derivative products, an adverse change in market prices for commodities, currencies or interest rates will result in the Corporation incurring an unrealized mark-to-market loss in respect of such derivative products.

In the case of a gold option based forward sales program, if the metal price rises above the price at which future production has been committed under an option based forward sales hedge program, the Corporation may have an opportunity loss. If the metal price falls below that committed price under an option based forward sales hedge program, revenues will be protected to the extent of such committed production. There can be no assurance that the Corporation will be able to achieve future realized prices for metal prices that may exceed the option based forward sales hedge program.

Operational Risks

The Corporation’s mineral reserves and mineral resources are estimates, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of metal will be produced.

Reserves are statistical estimates of mineral content and ore based on limited information acquired through drilling and other sampling methods and require judgmental interpretations of geology, structure, grade distributions and trends, and other factors. Successful extraction requires safe and efficient mining and processing. The Corporation’s mineral reserves and mineral resources are estimates, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of metal will be produced. Actual mineralization or formations may be different from those predicted. Further, it may take many years from the initial phase of drilling before production is possible, and during that time the economic feasibility of exploiting a discovery may change. Mineral resource estimates for properties that have not commenced production are based, in many instances, on limited and widely spaced drill hole information, which is not necessarily indicative of the conditions between and around drill holes. Accordingly, such mineral resource estimates may require revision as more drilling information becomes available or as actual production experience is gained. It cannot be assumed that all or any part of the Corporation’s mineral resources constitute or will be converted into reserves. Market price fluctuations of gold or niobium, as applicable, as well as increased production and capital costs, reduced recovery rates or technical, economic, regulatory or other factors may render the Corporation’s proven and probable reserves unprofitable to develop at a particular site or sites for periods of time or may render mineral reserves containing relatively lower grade mineralization uneconomic. Moreover, short-term operating factors relating to the mineral reserves, such as the need for the orderly development of ore bodies or the processing of new or different ore types, may cause mineral reserves to be reduced or the Corporation to be unprofitable in any particular accounting period. Estimated reserves may have to be recalculated based on actual production experience. Any of these factors may require the Corporation to reduce its mineral reserves and resources, which could have a negative impact on the Corporation’s financial results. Failure to obtain necessary permits or government approvals, or revocation or regulatory changes affecting necessary permits or government approvals, could also cause the Corporation to reduce its reserves. There is also no assurance that the Corporation will achieve indicated levels of gold or niobium recovery or obtain the prices for gold or niobium production assumed in determining the amount of such reserves. Level of production may also be affected by weather or supply shortages. The SEC does not permit mining companies in their filings with the SEC to disclose estimates other than mineral reserves. However, because the Corporation prepares its disclosure in accordance with Canadian disclosure requirements, the Corporation’s disclosure contains resource estimates in addition to reserve estimates, in accordance with NI 43-101. See the discussion above under the heading “Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards”.

The Corporation must continually replace reserves depleted by production to maintain production levels over the long-term.

The Corporation must continually replace reserves depleted by production to maintain production levels over the long-term. The life-of-mine estimates for each of the material properties of the Corporation are based on a number of factors and assumptions and may prove to be incorrect. In addition, mine life would be shortened if the Corporation expands production. Reserves can be replaced by expanding known ore bodies, locating new deposits or making acquisitions. Exploration is highly speculative in nature. The Corporation’s exploration projects involve many risks and are frequently unsuccessful. Once a site with mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves and to construct mining and processing facilities. As a result, there is no assurance that current or future exploration programs will be successful. There is a risk that depletion of reserves will not be offset by expansions, discoveries or acquisitions. The mineral base of the Corporation may decline if reserves are mined without adequate replacement and the Corporation may not be able to sustain production beyond the current mine lives, based on current production rates.

The Corporation’s production and cost estimates depend on many factors outside the Corporation’s control and may vary from actual production and costs, which could have an adverse impact on the Corporation’s financial results.

The cost of production, development and exploration varies depending on factors outside the Corporation’s control. Failure to achieve production or cost estimates or material increases in costs could have an adverse impact on the Corporation’s future cash flows, profitability, results of operations and financial condition. Actual production and costs may vary from estimates for a variety of reasons, including: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, and unexpected labour shortages or strikes. Costs of production may also be affected by a variety of factors such as changing strip ratios, ore grade metallurgy, labour costs, the cost of supplies and services, general inflationary pressures and currency exchange rates.

The ability of the Corporation to sustain or increase its present levels of gold and niobium production is dependent in part on the success of its projects, which are subject to numerous known and unknown risks.

The ability of the Corporation to sustain or increase its present levels of gold and niobium production is dependent in part on the success of its projects. Risks and unknowns inherent in all projects include, but are not limited to: the accuracy of reserve estimates; metallurgical recoveries; capital and operating costs of such projects; and the future prices of the relevant minerals. Projects have no operating history upon which to base estimates of future cash flow. The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase, resulting in delays and requiring more capital than anticipated. Actual costs and economic returns may differ materially from the Corporation’s estimates or the Corporation could fail to obtain the governmental approvals necessary for the operation of a project, in which case, the project may not proceed, either on its original timing, or at all.

Mineral reserve and resource calculations may be over/underestimated as a result of coarse gold at the Essakane Gold Mine.

The Essakane Gold Mine is a “coarse gold” deposit with particles up to five millimetres in diameter. Attempts have been made to ensure that the grade samples used to determine mineral reserves and resources are representative by using various sample preparation and analytical techniques and by re-assaying many of the earlier samples using these sample preparation and analytical techniques. The grade of the deposit could be lower or higher than predicted by the grade model developed for the feasibility study and included in the Corporation’s technical report on the Essakane Gold Mine.

There are risks associated with pursuing a block caving mining method to expand the Niobec Mine.

The Corporation is considering the use of a block caving mining method to expand the Niobec Mine from the range of alternate bulk mining methods available. The pursuit of this method to expand the Niobec Mine carries with it a certain degree of risk since it is characterized by caving and extraction of a massive volume of rock, which will translate into the formation of a surface depression whose morphology depends on the characteristics of the mining, the rock mass and the topography of the ground surface.

Block cave mining can be used on any ore body that is sufficiently massive and fractured. A major challenge at the mine design stage is to predict how specific ore bodies will cave depending on the geometry of the undercut and the structural attributes of the rock mass.

The pursuit of this method involves the creation of an underground tunnel to draw points where the overlying rock, broken by gravity, more or less flows to the draw point, to be gathered and taken away for processing.

Certain of the core geotechnical risks associated with block caving are as follows:

•

uncontrolled, dynamic, large scale caving events resulting in airblasts, damage to draw points and/or other infrastructure; loss of control of cave propagation; and premature cave propagation to surface;

•	caveback-hang-ups resulting in the development of excessive voids leading to airblast potential and production disruption, which may threaten the economic viability of the Niobec Mine;

•	undesirable cave propagation outside the ore body resulting in potential flooding of the Niobec Mine with mud and/or water; impact to workforce safety; and surface damage; and

•	a high level of concentrated surface subsidence on breakthrough resulting in surface damage; safety hazards on the surface; and disruption of aquifers in the vicinity of the Niobec Mine.

The realization of any of these risks, assuming the block caving method is used, could have a material adverse impact on the progress of any expansion activities at the Niobec Mine. There can be no assurance that the Corporation would be successful in overcoming any of the above risks and/or the results associated with such risks as part of the expansion of the Niobec Mine.

In a dynamic environment, the Corporation needs to ensure that its strategic planning process keeps pace with constantly changing market conditions. This is to ensure that the Corporation has a strategic plan in place that: supports the organization’s overall objectives; is reflective of the underlying fundamentals affecting the Corporation’s business at any given time; and is executed on time. Otherwise, the Corporation faces the risk of not having an appropriate strategic plan in place to ensure its continued, efficient growth, or having a strategic plan that is no longer relevant in light of existing market conditions or due to a delay in its execution.

The Corporation operates in an environment with constantly changing variables that directly impact its business both in the short-and long-term. In order to keep abreast of current market conditions and fundamentals affecting the Corporation’s business, the Corporation has a strategic planning process in place which regularly reviews its strategic plan to ensure that the Corporation is on track to meet its production and growth objectives efficiently. Given that unforeseen changes can occur at any time and that strategic plans are based upon certain conditions and assumptions that may not be valid, there can be no assurance that the Corporation’s strategic planning process will be completely effective in developing a strategic plan that is both appropriate for the Corporation and relevant, at all times, possibly resulting in a material adverse effect on the Corporation’s business, financial condition and/or results of operations. The Corporation may also not be able to execute its strategic plan in a timely way.

The Corporation is subject to continuously evolving legislation, which may have unknown and negative impact on operations.

The Corporation is subject to continuously evolving legislation in the areas of labour, environment, land titles, mining practices and taxation. New legislation may have a negative impact on operations. The Corporation participates in a number of industry associations to monitor changing legislation and maintains a good dialogue with governmental authorities in that respect. However, the Corporation is unable to predict what legislation or revisions may be proposed that might affect its business or when any such proposals, if enacted, might become effective. Such changes, however, could require increased capital and operating expenditures and could prevent, delay or prohibit certain operations of the Corporation.

The Corporation’s business is subject to evolving corporate governance and public disclosure laws that have increased both the Corporation’s compliance costs and the risk of noncompliance with laws, which could have an adverse effect on the Corporation’s stock price.

The Corporation is subject to changing rules and regulations promulgated by a number of U.S. and Canadian governmental and self-regulatory organizations, including the SEC, the Canadian Securities Administrators, the New York Stock Exchange, the Toronto Stock Exchange, and the International Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by the U.S. Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, the U.S. federal government passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which resulted in the SEC adopting rules that would require the Corporation to disclose on an annual basis, beginning in 2014, certain payments made by the Corporation, its subsidiaries or entities controlled by it, to the U.S. federal government and foreign national and subnational governments. Similarly, the Canadian government announced its intention to introduce new legislation mandating the disclosure of payments made by mining companies to Canadian and non-Canadian governments. The Corporation’s efforts to comply with such legislation and the rules and regulations promulgated thereunder have resulted in, and are likely to continue to result in, increased general and administration expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

The validity of mining interests held by the Corporation can be uncertain and may be contested.

The validity of mining interests held by the Corporation, which constitute most of the Corporation’s property holdings, can be uncertain and may be contested. Acquisition of title to mineral properties is a very detailed and time-consuming process, and the Corporation’s title to its properties may be affected by prior unregistered agreements or transfers, or undetected defects. Several of the Corporation’s licenses will need to be renewed and, on renewal the license may cover a smaller area. There is a risk that the Corporation may not have clear title to all its mineral property interests, or that they may be subject to challenge or impugned in the future. Although the Corporation has attempted to acquire satisfactory title to its properties, some risk exists that some titles, particularly title to undeveloped properties, may be defective. A successful challenge to the Corporation’s title to its properties could result in the Corporation being unable to operate on its properties as anticipated or being unable to enforce its rights with respect to its properties which could have a material adverse effect on the Corporation.

There can be no assurance that the Corporation will continue to be able to compete successfully with its competitors in acquiring exploration properties and mining assets.

The Corporation competes with other mining companies and individuals for mining interests on exploration properties and the acquisition of mining assets, which may increase the risk of increased costs when acquiring suitable claims, properties and assets. There can be no assurance that the Corporation will continue to be able to compete successfully with its competitors in acquiring such properties and assets.

Shortages of critical resources, equipment and skilled labour may adversely affect costs and scheduling at the Corporation’s operations and development projects.

The mining industry has been impacted by increased worldwide demand for critical resources such as input commodities, drilling equipment, tires and skilled labour and these shortages have caused unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules. These factors could cause the Corporation’s operating costs, capital expenditures and production schedules to change, which could have a material adverse effect on the profitability of the Corporation.

The Corporation cannot confirm the likelihood that a new application for a mining permit will be granted at its Camp Caiman Project in French Guiana or that it will receive any compensation for having been denied a mining permit.

Camp Caiman is a development project located about 45 kilometres southeast of Cayenne, the capital city of French Guiana.

Following the French government’s decision not to issue a mining permit for the Camp Caiman Project in 2008, the Corporation initiated two separate legal actions in 2009 at the Administrative Tribunal in French Guiana: the first one challenging the legality of the French government’s decision (the “Permitting Appeal”); and the second one seeking compensation in the amount of €275 million for damages resulting from that decision (the “Compensation Claim”).

Under the Permitting Appeal, the Administrative Tribunal stayed the government’s decision in 2010 and ordered the government to issue a more reasoned permitting decision on the Camp Caiman Project.

Later in 2010, the French government again decided not to issue a mining permit for the Camp Caiman Project and the Corporation subsequently filed a new appeal of this second decision at the end of 2010 (the “Second Permitting Appeal”). At the end of 2011, the French authorities published a new mining framework for French Guiana setting out exclusion zones in French Guiana where mining activities are to be prohibited. While the Camp Caiman Project is located in an exclusion zone situated near the Kaw mountain, it is unclear whether the Corporation’s right to apply for a new permit within this zone is grandfathered under the French mining code or whether the prohibition on mining in this zone requires further administrative action from the French authorities in order to be effective.

On February 2, 2012, the Administrative Tribunal held a hearing regarding both the Second Permitting Appeal and the Compensation Claim and, on February 16, 2012, dismissed both of the Corporation’s actions. On May 22, 2012, the Corporation filed an appeal of the Administrative Tribunal’s decision in both actions at the Administrative Court of Appeal in Bordeaux, France and increased the amount of the Compensation Claim to €763 million to account for higher prevailing gold prices.

There can be no assurance that the development of the Camp Caiman Project could proceed under the new framework since the French government could again refuse to issue the permit notwithstanding the grandfathering of rights under the French mining code due to the ambiguity of certain provisions contained in the new mining framework for French Guiana, which is itself being challenged before the French Supreme Court.

The Corporation is subject to risks and expenses related to reclamation costs and related liabilities.

The Corporation is generally required to submit for governmental approval a reclamation plan (some of which are reassessed on a regular basis) and to pay for the reclamation of its mine sites upon the completion of mining activities. Based on current mineral reserves and business plans, it is anticipated that the Mouska and Yatela gold mines will complete mining activities within the next few years. The Corporation estimates the net present value of future cash outflows for reclamation costs at all properties under IFRS at $258.1 million as at December 31, 2012 based on information available as of that date. Any significant increases over the current estimates of these costs could have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition.

The Corporation is dependent upon key management and professional personnel and executives to lead its organization.

The Corporation depends upon its key management and professional positions and on senior executives to provide leadership to the organization. The Corporation’s ability to effectively manage its exploration, development and operating activities (including Health, Safety & Sustainability) depends in large part on the efforts of individuals in these positions and senior leaders within the organization. The Corporation faces intense competition for qualified management, professionals and executives from other resource companies and there can be no assurance that the Corporation will be able to attract and retain such talent in the future. The Corporation’s inability to attract and retain capable leaders and key management positions and professionals could have a material adverse effect on the Corporation’s business, financial condition and/or operational results.

The success of the Corporation also heavily depends on the technical expertise of its professional employees and on its ability to motivate, retain and attract highly skilled talent.

The competition for technical expertise in the mining industry is currently intense. There can be no assurance that the Corporation will continue to be able to compete successfully with its competitors in attracting and retaining additional qualified technical talent with the necessary skills and experience to manage its current needs and anticipated growth. The failure to attract such qualified talent to manage the existing operations and projects effectively could have a material adverse effect on the Corporation’s business, financial condition and/or operational results.

The Corporation operates certain of its properties through joint ventures and is subject to the risks normally associated with the conduct of joint ventures.

Certain of the properties in which the Corporation has an interest are operated through joint ventures with other mining companies and are subject to the risks normally associated with the conduct of joint ventures. Such risks include: inability to exert control over strategic decisions made in respect of such properties; disagreement with partners on how to develop and operate mines efficiently; inability of partners to meet their obligations to the joint venture or third parties; and litigation between partners regarding joint venture matters. Any failure of such other companies to meet their obligations to the Corporation or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their respective properties, which could have a material adverse effect on the Corporation’s results of operations and financial condition.

In respect of the Sadiola Sulphide Project at the Sadiola Gold Mine in Mali, further delays by the Corporation in obtaining approval to proceed with this project from its joint venture partner may affect the accuracy of the existing life of mine plan for the Sadiola Gold Mine.

The Corporation’s non-controlled assets may not comply with its standards.

Some of the Corporation’s assets are controlled and managed by other companies or joint venture partners. Some of the Corporation’s partners may have divergent business objectives and/or practices which may impact business and financial results. Management of the Corporation’s joint venture assets may not comply with the Corporation’s management and operating standards, controls and procedures (including with respect to health, safety and the environment). Failure to adopt equivalent standards, controls and procedures at these assets or improper management or ineffective policies, procedures or controls could not only adversely affect the value of the related non-managed projects and operations but could also lead to higher costs and reduced production and adversely impact the Corporation’s results and reputation and future access to new assets.

The Corporation’s business is subject to a number of risks and hazards, most of which are beyond the Corporation’s control, and many of which are not economically insurable and the mining industry is subject to significant risks and hazards, most of which are beyond the Corporation’s control.

The Corporation’s business is subject to a number of risks and hazards generally, including, without limitation, adverse environmental conditions and hazards, unavailability of materials and equipment, adverse property ownership claims, unusual or unexpected geological conditions, ground or slope failures, pit wall failures, rock bursts, cave-ins, floods, seismic activity, earthquakes, changes in the regulatory environment, industrial accidents, labour force disruptions or disputes, gold bullion losses due to natural disasters or theft and other natural or human-provoked incidents that could affect the mining of ore and the Corporation’s mining operations and development projects, most of which are beyond the Corporation’s control. In addition, the Corporation has encountered other natural phenomena such as inclement weather conditions which include unusual rainy seasons at the Rosebel Gold Mine in Suriname or the Sadiola and Yatela Gold Mines in Mali or drought or water shortages at the Essakane Gold Mine in Burkina Faso. These risks and hazards could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage to the Corporation’s properties or the properties of others, delays in mining, monetary losses and possible legal liability.

As a result, production may fall below historic or estimated levels and the Corporation may incur significant costs or experience significant delays that could have a material adverse effect on the Corporation’s financial performance, liquidity and results of operations.

Where economically feasible and based on availability of coverage, a number of operational, financial and political risks are transferred to insurance companies. The availability of such insurance is dependent on the Corporation’s past insurance loss and records and general market conditions. Available insurance does not cover all of the potential risks associated with a mining company’s operations. The Corporation may also be unable to maintain insurance to cover insurable risks at economically feasible premiums, insurance coverage may not be available in the future or may not be adequate to cover any resulting loss, and the ability to claim under existing policies may be contested. Moreover, insurance against risks such as the validity and ownership of unpatented mining claims and mill sites and environmental pollution or other hazards as a result of exploration and production is not generally available to the Corporation or to other companies in the mining industry, on acceptable terms. As a result, the Corporation might become subject to liability for environmental damage or other hazards for which it is completely or partially uninsured or for which it elects not to insure because of premium costs or other reasons. Losses from these events may cause the Corporation to incur significant costs that could have a material adverse effect upon its financial condition and/or results of operations.

The profitability of the Corporation’s business is affected by the market prices and availability of commodities which are consumed or otherwise used in connection with the Corporation’s operations and projects as well as other factors which impact capital and operating costs.

The profitability of the Corporation’s business is affected by the market prices and availability or shortages of commodities which are consumed or otherwise used in connection with the Corporation’s operations and projects, such as diesel fuel and heavy fuel oil at the Essakane Gold Mine in Burkina Faso and at the Rosebel Gold Mine in Suriname; electricity at the Sadiola Gold Mine in Mali; aluminum at the Niobec Niobium Mine in Québec; and generally steel, concrete, explosives and cyanide. Prices of such commodities also can be subject to volatile price movements, which can be material and can occur over short periods of time, and are affected by factors that are beyond the Corporation’s control. Operations consume significant amounts of energy and are dependent on suppliers or governments to meet these energy needs. In some cases, no alternative source of energy is available. An increase in the cost, or decrease in the availability, of construction materials such as steel and concrete may affect the timing and cost of the Corporation’s projects. If the costs of certain commodities consumed or otherwise used in connection with the Corporation’s operations and projects were to increase significantly, and remain at such levels for a substantial period of time, the Corporation may determine that it is not economically feasible to continue commercial production at some or all of the Corporation’s operations or the development of some or all of the Corporation’s current projects, which could have a material adverse impact on the Corporation. Costs at any particular mining location are also subject to variation due to a number of factors, such as changing ore grade, changing metallurgy and revisions to mine plans in response to the physical shape and location of the ore body or due to operational changes. Reported cost may also be affected by changes in accounting standards. A material increase in costs at any significant location could have a significant effect on the Corporation’s capital costs, profitability and operating cash flow.

The operations of the Corporation are carried out in geographical areas which lack adequate infrastructure and are subject to various other risk factors, including the availability of sufficient water supplies.

Mining, processing, development, and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources, and water supply are important determinants which affect capital and operating costs. Lack of such infrastructure or unusual or infrequent weather phenomena, sabotage, terrorism, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation’s operations, financial condition and/or results of operations.

The Corporation’s failure to obtain needed water permits, the loss of some or all of the Corporation’s water rights for any of its mines or shortages of water due to drought or loss of water permits could require the Corporation to curtail or close mining production and could prevent the Corporation from pursuing expansion opportunities.

The Corporation is dependent on its workforce to extract and process minerals, and is therefore sensitive to a labour disruption at any of the Corporation’s material properties.

The Corporation is dependent on its workforce to extract and process minerals. The Corporation has programs to attract, retain and develop the required employees for its operations and endeavours to maintain good relations with its workforce in order to minimize the possibility of strikes, lock-outs and other work stoppages at its work sites. Relations between the Corporation and its employees may be impacted by changes in labour relations which may be introduced by, among other things, employee groups, unions and the relevant governmental authorities in whose jurisdictions the Corporation carries on business. Labour disruptions at any of the Corporation’s material properties could have a material adverse impact on its business, results of operations and financial condition. A number of the Corporation’s employees are represented by labour unions under various collective labour agreements and the employees at the Essakane Gold Mine entered into a three-year salary increase agreement which is effective from July 1, 2012 to July 1, 2015. At the Westwood Project, the Corporation and the union concluded a six-year collective labour agreement in 2012 which is effective from December 1, 2011 to November 30, 2017. In addition, existing labour agreements may not prevent a strike or work stoppage at the Corporation’s facilities in the future, and any such work stoppage could have a material adverse effect on the Corporation’s earnings and financial condition.

The success of the Côté Gold Project is dependent upon, among other things, the integration of operations, technologies and personnel of the Côté Gold Project with the Corporation, the economics of this project and obtaining required licenses and permits from various governmental authorities.

The Corporation’s success with the Côté Gold Project will depend in large part on the success of the Corporation’s management in integrating the operations, technologies and personnel of the Côté Gold Project with those of the Corporation, the economics of the project and obtaining required licenses and permits from various governmental authorities. The failure of the Corporation to obtain such licenses or permits could impair its results of operation, profitability and financial results.

In addition, the overall integration of the operations, technologies and personnel of the Côté Gold Project into the Corporation may result in unanticipated operational problems, expenses, liabilities and diversion of management attention.

There are health risks associated with the mining work force in Africa and Suriname.

Malaria and other diseases such as HIV/AIDS represent a serious threat to maintaining a skilled workforce in the mining industry throughout Africa and in South America and are a major healthcare challenge faced by the Corporation’s operations in Africa. There can be no assurance that the Corporation will not lose members of its workforce or see its workforce man-hours reduced or incur increased medical costs as a result of these health risks, which could have a material and adverse effect on the Corporation’s future cash flows, earnings, results of operations and financial condition.

Surrounding communities may affect mining operations through the restriction of access of supplies and workforce to the mine site or through legal challenges asserting ownership rights.

Surrounding communities may affect the mining operations through the restriction of access of supplies and workforce to the mine site. Certain of the material properties of the Corporation may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. Active community outreach and development programs are maintained to mitigate the risk of blockades or other restrictive measures by the communities.

Artisanal miners make use of some or all of the Corporation’s properties. This condition may interfere with work on the Corporation’s properties and present a potential security threat to the Corporation’s employees. There is a risk that the Corporation’s operations may be delayed, or interfered with, due to the use of the properties by artisanal miners. The Corporation uses its best efforts to maintain good relations with government authorities and the local communities in order to minimize such risks.

The Corporation’s mining and processing operations and exploration activities are subject to extensive laws and regulations governing the environment, health and safety.

The Corporation’s mining and processing operations and exploration activities are subject to extensive laws and regulations governing the protection of the environment, exploration, mine development, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, mine and worker safety, relations with neighbouring communities, protection of endangered and other special status species and other matters. The Corporation’s ability to obtain permits and approvals and to successfully operate in particular communities may be adversely impacted by real or perceived detrimental events associated with the Corporation’s activities or those of other resource companies affecting the environment, human health and safety of the surrounding communities. Delays in obtaining or failure to obtain, renew, or retain government permits and approvals may adversely affect the Corporation’s operations. Failure to comply with applicable environmental, health and safety laws and regulations may result in injunctions, fines, suspension or revocation of permits and other penalties. The costs and delays associated with compliance with these laws, regulations and permits could prevent the Corporation from proceeding with the development of a project or the operation or further development of a mine or increase the costs of development or production and may materially adversely affect the Corporation’s business, results of operations or financial condition. The Corporation may also be held responsible for the costs of investigating and addressing contamination (including claims for natural resource damages) or for fines or penalties to governmental authorities relating to contamination issues at current or former activities or at third party sites. The Corporation could also be held liable for claims relating to exposure to hazardous substances. The costs associated with such responsibilities and liabilities may be significant.

Since 2008, samples of the Niobec Mine’s final effluent regularly failed the Daphnia magna toxicity test which is a requirement of the provincial regulations in Québec but not the federal regulations in Canada. After many studies and reviews with Québec authorities, the Niobec Mine’s final effluent toxicity issue was solved by switching the source of the process water supply to the higher volume Shipshaw river and re-locating the discharge of final effluent to that location. Construction of the Shipshaw system was completed in July 2012 and since commencement of operations with this system, the results for the monthly Daphnia magna toxicity test have been in compliance with the provincial regulations with the exception of one occurrence.

Groundwater monitoring in 2011 detected cyanide in the underground water seeping from the Essakane Gold Mine’s tailings storage facility (“TSF”) that resulted in some contamination. A hydrogeological study determined that the seepage was limited to the southeast area within the impoundment and was attributed to permeability issues in the TSF floor which were unforeseen. The seepage was exacerbated by the accumulation of fresh water in the north end of the TSF while a permanent fresh water storage basin was being constructed. As a result of having detected cyanide level in the underground water close to the tailings impoundment, a local well in the downstream area was proactively closed and an alternate water supply was made available. Golder Associates Ltd. were retained to conduct site investigations and identify mitigative solutions as well as develop long term tailings management plans to prevent a reoccurrence. Underground water interception efforts were successful and cyanide level in the downstream groundwater has returned to background levels. To provide assurance against a reoccurrence, a cyanide destruction plant is under construction and scheduled for commissioning in 2013.

Such measures, including corrective action taken to address the Essakane Gold Mine detection of cyanide level in the underground water, and any additional measures required to address effluent compliance, fines and costs and/or the effluent quality at any location may have a negative impact on the Corporation’s financial condition and/or results of operations.

In certain of the countries in which the Corporation has operations, it is required to submit, for government approval, a reclamation plan for each of its mining sites that establishes the Corporation’s obligation to reclaim property after minerals have been mined from the site. In some jurisdictions, bonds, letters of credit or other forms of financial assurances are required as security for these reclamation activities. The Corporation may incur significant costs in connection with these reclamation activities, which may materially exceed the provisions the Corporation has made for such reclamation. In addition, the unknown nature of possible future additional regulatory requirements and the potential for additional reclamation activities create further uncertainties related to future reclamation costs, which may have a material adverse effect on the Corporation’s financial condition, liquidity or results of operations. Various environmental incidents can have a significant impact on operations.

Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including varying degrees of political and economic risk.

Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including: uncertain political and economic environments; war, terrorism and civil disturbances; changes in laws or policies of particular countries, including those relating to imports, exports, duties and currency; cancellation or renegotiation of contracts; royalties, net profits payments and tax increases or other claims by government entities, including retroactive claims; risk of expropriation and nationalization; delays in obtaining or the inability to obtain necessary governmental permits; compliance with applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the Canadian Corruption of Foreign Public Officials Act; currency fluctuations; restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations, including restrictions on the export of gold or the import, for further processing, of by-products from the gold extraction process containing gold; limitations on the repatriation of earnings; and increased financing costs.

On March 21, 2012, in the context of significant loss of territory in northern Mali to insurgents, a coup d’etat was initiated by members of the Malian army. This created uncertainty within the country and political pressure domestically and from abroad to restore full democratic rule. As a prudent matter, the Corporation suspended certain drilling activities at exploration projects in Mali and decided to proceed cautiously with its expansion project at the Sadiola Gold Mine. In April 2012, an interim president was appointed in accordance with mechanisms in the Malian constitution. An interim Prime Minister and Cabinet was also appointed. In August 2012, an expanded interim government was appointed with the support of the Economic Community of West Africa States and the international community. In January, 2013, an international military campaign led by France commenced in Northern Mali to oust the insurgents, and has largely succeeded in its initial goals. While the security situation in Northern Mali has improved since the intervention, the situation remains volatile, and the country faces continued challenges including food shortages, internally displaced persons, and the continued presence in parts of northern Mali of factions of Islamist rebels. The political situation in Mali continues to present a risk and uncertainty to the continued operations and exploration programs of the Corporation in Mali and, while there are encouraging indications that national elections will be carried out around the end of July, there can be no assurance that the political situation will stabilize or improve in the future.

These risks may limit or disrupt operating mines or projects, restrict the movement of funds, cause the Corporation to have to expend more funds than previously expected or required, or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, and may materially adversely affect the Corporation’s financial position and/or results of operations. In addition, the enforcement by the Corporation of its legal rights in foreign countries, including rights to exploit its properties or utilize its permits and licenses may not be recognized by the court systems in such foreign countries.

The Corporation’s operations could be adversely affected by changes in mining laws related to the ownership of land and mineral rights and net profit and royalty payments.

Any amendment to current laws and regulations governing the rights of leaseholders or the payment of royalties, net profits interests or similar amounts, or a more stringent enforcement thereof in countries where the Corporation has operations, could have a material adverse impact on the Corporation’s financial condition and/or results of operations.

The Corporation is also subject to the tax laws of several foreign jurisdictions which are complex and potentially subject to change. These tax laws are also subject to varying interpretations and application by the relevant regulatory authorities, which may result in additional taxes being assessed.

Operations, particularly those located in emerging countries, are subject to a number of political risks.

The Corporation currently conducts mining, development and exploration activities in countries with developing economies. These countries and other emerging markets in which the Corporation may conduct operations have, from time to time, experienced economic or political instability. It is difficult to predict the future political, social and economic direction of the countries in which the Corporation operates, and the impact government decisions may have on its business. Any political or economic instability in the countries in which the Corporation currently operates could have a material and adverse effect on the business and results of operations.

Operations in Burkina Faso, Mali, and Suriname are governed by mineral agreements with local governments that establish the terms and conditions under which the Corporation’s affairs are conducted. These agreements are subject to international arbitration and cover a number of items, including: the duration of mining licenses/operating permits; supply and repayment of funds for capital investments; the right to export production; distribution of dividends; shareholder rights and obligations for the Corporation, joint venture partners, and the government in respect of their ownership; labour matters; the right to hold funds in foreign bank accounts and in foreign currencies; taxation rates; and the right to repatriate capital and profits.

While the governments of most countries the Corporation operates in have modernized, or are in the process of modernizing their mining legislation (i.e. Burkina Faso, Mali and Canada) and are generally considered by the Corporation to be mining friendly, no assurances can be provided that this will continue in the future. The economy and political system of Suriname, Burkina Faso and Mali should be considered to be less predictable than in countries such as Canada and the U.S. The possibility that a current, or a future, government may adopt substantially different policies or take arbitrary action which might halt exploration, production, extend to the nationalization of private assets or the cancellation of contracts, the cancellation of mining and exploration rights and/or changes in taxation treatment cannot be ruled out, any of which could have a material and adverse effect on the Corporation’s future cash flows, earnings, results of operations and/or financial condition.

The Corporation’s mining properties are subject to various royalty, carried ownership interests and land payment agreements.

The Corporation’s mining properties are subject to various royalty, free-carried ownership interests and land payment agreements. Failure by the Corporation to meet its payment obligations under these agreements could result in the loss of related property interests.

The mining laws of Burkina Faso, Mali and Senegal stipulate that should an economic ore body be discovered on a property subject to an exploration permit, a permit that allows processing operations to be undertaken must be issued to the holder. Legislation in these countries currently provides for the relevant government to acquire a free-carried ownership interest, normally of at least 10%, in any mining project. The requirements of the various governments as to the foreign ownership and control of mining companies may change in a manner which adversely affects the Corporation.

The operations and development projects of the Corporation require licenses and permits from various governmental authorities to exploit its properties.

The operations and development projects of the Corporation require licenses and permits from various governmental authorities to exploit its properties, and the process for obtaining licenses and permits from governmental authorities often takes an extended period of time and is subject to numerous delays, costs and uncertainties. Any unexpected delays or costs associated with the permitting process could delay the development of the Côté Gold Project and the expansion of the Niobec Mine or impede the operation of a mine, which could adversely impact the Corporation’s operations and profitability. Such licenses and permits are subject to change in various circumstances. Failure to comply with applicable laws and regulations may result in injunctions, fines, suspensions or revocation of permits and licenses, and other penalties. There can be no assurance that the Corporation has been or will be at all times in compliance with all such laws and regulations and with its licenses and permits or that the Corporation has all required licenses and permits in connection with its operations. The Corporation may be unable to timely obtain, renew or maintain in the future all necessary licenses and permits that may be required to explore and develop its properties such as the Westwood and Côté Gold projects, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

The Corporation is subject to the risk of litigation, the causes and costs of which cannot be known.

The Corporation is subject to litigation arising in the normal course of business and may be involved in disputes with other parties in the future which may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental laws, volatility in stock price or failure to comply with disclosure obligations. The results and costs of litigation cannot be predicted with certainty. If the Corporation is unable to resolve these disputes favourably, it may have a material adverse impact on the Corporation’s financial performance, cash flow and results of operations.

In the event of a dispute involving the foreign operations of the Corporation, the Corporation may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. The Corporation’s ability to enforce its rights could have an adverse effect on its future cash flows, earnings, results of operations and financial condition.

Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation’s business and operations and may expose the Corporation to new geographic, political, operating, financial and geological risks.

The Corporation plans to continue to pursue the acquisition of producing, development and advance stage exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention away from our existing business and may be unsuccessful. Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation’s business and operations and may expose the Corporation to new geographic, political, operational, financial and geological risks. The Corporation’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with those of the Corporation. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after the Corporation has committed to complete the transaction and established the purchase price or share exchange ratio; a material ore body may prove to be below expectations; the Corporation may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt the Corporation’s ongoing business and its relationships with employees, customers in the case of the Niobec Mine, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that the Corporation chooses to raise debt capital to finance any such acquisition, the Corporation’s leverage will be increased. If the Corporation chooses to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, the Corporation may choose to finance any such acquisition with its existing resources. There can be no assurance that the Corporation would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

ENFORCEABILITY OF CIVIL LIABILITIES

The Corporation is a corporation existing under the Canada Business Corporations Act. Many of the Corporation’s directors and officers, and all of the experts named in this Prospectus, are residents of Canada or other non-U.S. jurisdictions, and all or a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the United States. The Corporation has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon the Corporation or those directors, officers and experts who are not residents of the United States. The Corporation has been advised by its Canadian counsel, Fasken Martineau DuMoulin LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036 as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents set out under the heading “Documents Incorporated by Reference”; the consents of auditors, counsel and engineers; the powers of attorney from the directors and certain officers of the Corporation; and the form of debt indenture. A copy of the form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Securities Exchange Act of 1934.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The Registrant may advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant, or as a director or officer, or in similar capacity, of another entity at the Registrant’s request, if he acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which he acted as director or officer, or in a similar capacity, at the Registrant’s request, and, in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant provide that the Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires. The by-laws of the Registrant provide that the Registrant shall advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if he does not fulfill the relevant conditions specified in the CBCA.

The by-laws of the Registrant provide that the Registrant may purchase and maintain insurance for the benefit of any individual referred to in the foregoing paragraph.

The Registrant has entered into indemnity agreements with its directors and officers which provide that the Registrant will indemnify such directors and officers and purchase and maintain insurance for such directors and officers in the manner described in the preceding two paragraphs. The indemnity agreements further provide that, to the extent a change in the CBCA permits greater indemnification than would currently be afforded under the by-laws or articles of the Registrant, such directors and officers are entitled to the greater benefits afforded by that change.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1*	Annual information form for the year ended December 31, 2012 dated March 25, 2013 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2013)

4.2*	Audited consolidated balance sheets as of December 31, 2012 and 2011 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, and the notes thereto, together with the Report of Independent Registered Public Accounting Firm thereon and the Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2013)

4.3*	Management’s discussion and analysis of financial position and results of operations of the Registrant for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2013)

4.4**	Unaudited consolidated financial statements of the Registrant as at and for the three months ended March 31, 2013 and 2012, together with the notes thereto

4.5**	Management’s discussion and analysis of financial position and results of operations of the Registrant for the three months ended March 31, 2013

4.6**	Management information circular dated April 15, 2013 of the Registrant prepared in connection with the annual and special meeting of shareholders of the Registrant held on May 21, 2013

5.1**	Consent of KPMG LLP

5.2***	Consent of Fasken Martineau DuMoulin LLP

5.3***	Consent of P. Bedell

5.4***	Consent of E. Belzile

5.5***	Consent of L. Gignac

5.6***	Consent of L.P. Gignac

5.7***	Consent of I. Glacken

5.8***	Consent of P. Godin

5.9***	Consent of J. Hawxby

5.10***	Consent of G. Voicu

5.11***	Consent of P. Pelletier

5.12***	Consent of R. Sirois

5.13***	Consent of Roscoe Postle Associates Inc.

5.14***	Consent of G. Clow

Exhibit	Description

5.15***	Consent of B. Salmon

5.16***	Consent of M. Lavigne

5.17***	Consent of D. Vallieres

5.18***	Consent of G. Mining Services Inc.

5.19***	Consent of Golder Associates Ltd.

5.20***	Consent of AMEC GRD SA

5.21***	Consent of Optiro Pty Ltd.

5.22***	Consent of P. Simard

5.23***	Consent of A. Savoie

5.24***	Consent of P. Levesque

5.25***	Consent of Belzile Solutions Inc.

5.26***	Consent of B. McDonough

5.27***	Consent of E. Williams

5.28***	Consent of J. Lavigne

5.29***	Consent of W. Roscoe

5.30***	Consent of R. Morel

6.1**	Powers of Attorney (included on the signature page of this registration statement)

7.1**	Form of Indenture

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	Concurrently with the filing of this registration statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, province of Ontario, Canada, on the 22nd day of July, 2013.

IAMGOLD CORPORATION

By:	/s/ Stephen J.J. Letwin
	Name:	Stephen J.J. Letwin
	Title:	President, Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Stephen J. J. Letwin and Carol T. Banducci, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do his or herself, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J.J. Letwin	President, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2013
Stephen J.J. Letwin

/s/ Carol T. Banducci	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 22, 2013
Carol T. Banducci

/s/ William D. Pugliese	Chairman and Director	July 22, 2013
William D. Pugliese

/s/ John E. Caldwell	Director	July 22, 2013
John E. Caldwell

/s/ Donald K. Charter	Director	July 22, 2013
Donald K. Charter

/s/ Robert W. Dengler	Director	July 22, 2013
Robert W. Dengler

/s/ Guy Dufresne	Director	July 22, 2013
Guy Dufresne

/s/ Richard J. Hall	Director	July 22, 2013
Richard J. Hall

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/s/ Mahendra Naik	Director	July 22, 2013
Mahendra Naik

/s/ John Shaw	Director	July 22, 2013
John Shaw

/s/ Timothy R. Snider	Director	July 15, 2013
Timothy R. Snider

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of IAMGOLD Corporation in the United States, on the 22nd day of July, 2013.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
By:	Donald J. Puglisi
Title:	Managing Director

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EXHIBIT INDEX

Exhibit	Description

4.1*	Annual information form for the year ended December 31, 2012 dated March 25, 2013 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2013)

4.2*	Audited consolidated balance sheets as of December 31, 2012 and 2011 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, and the notes thereto, together with the Report of Independent Registered Public Accounting Firm thereon and the Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2013)

4.3*	Management’s discussion and analysis of financial position and results of operations of the Registrant for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2013)

4.4**	Unaudited consolidated financial statements of the Registrant as at and for the three months ended March 31, 2013 and 2012, together with the notes thereto

4.5**	Management’s discussion and analysis of financial position and results of operations of the Registrant for the three months ended March 31, 2013

4.6**	Management information circular dated April 15, 2013 of the Registrant prepared in connection with the annual and special meeting of shareholders of the Registrant held on May 21, 2013

5.1**	Consent of KPMG LLP

5.2***	Consent of Fasken Martineau DuMoulin LLP

5.3***	Consent of P. Bedell

5.4***	Consent of E. Belzile

5.5***	Consent of L. Gignac

5.6***	Consent of L.P. Gignac

5.7***	Consent of I. Glacken

5.8***	Consent of P. Godin

5.9***	Consent of J. Hawxby

5.10***	Consent of G. Voicu

5.11***	Consent of P. Pelletier

5.12***	Consent of R. Sirois

5.13***	Consent of Roscoe Postle Associates Inc.

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Exhibit	Description

5.14***	Consent of G. Clow

5.15***	Consent of B. Salmon

5.16***	Consent of M. Lavigne

5.17***	Consent of D. Vallieres

5.18***	Consent of G. Mining Services Inc.

5.19***	Consent of Golder Associates Ltd.

5.20***	Consent of AMEC GRD SA

5.21***	Consent of Optiro Pty Ltd.

5.22***	Consent of P. Simard

5.23***	Consent of A. Savoie

5.24***	Consent of P. Levesque

5.25***	Consent of Belzile Solutions Inc.

5.26***	Consent of B. McDonough

5.27***	Consent of E. Williams

5.28***	Consent of J. Lavigne

5.29***	Consent of W. Roscoe

5.30***	Consent of R. Morel

6.1**	Powers of Attorney (included on the signature page of this registration statement)

7.1**	Form of Indenture

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.

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